As filed with the Securities and Exchange Commission on January __, 2014

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WORLDS INC.
(Exact name of registrant as specified in its charter)

Delaware	7370	22-1848316
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification Number)

11 Royal Road
Brookline, MA 02445
617-725-8900
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Thom Kidrin, CEO
11 Royal Road
Brookline, MA 02445
617-725-8900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Irving Rothstein, Esq. Feder Kaszovitz LLP 845 Third Avenue, 11th Floor New York, New York 10022 Telephone: (212) 888-8200 Facsimile: (212) 888-7776

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)

Common Stock, $0.0001 par value (2)(3)
Common Stock Purchase Warrants(2)(3)		(4)

Shares of Common Stock underlying Common Stock Purchase Warrants(2)

Placement Agent's Common Stock Purchase Warrant	—	(4)

Shares of Common Stock underlying Placement Agent's Common Stock Purchase Warrants (2)(5)

Total	5,000,000.00

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

(2) Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3) Includes such indeterminate amounts and numbers of shares of common stock issuable to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4) No fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based on an estimated proposed maximum aggregate offering price of $__________, or 175% of $_______ (4% of $_________).

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

(1)

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED ___________, 2014

WORLDS INC.

_____ Shares of Common Stock
Warrants to Purchase ______ Shares of Common Stock

        We are offering _________ shares of our common stock and warrants to purchase up to an aggregate ______________ shares of our common stock. Each share of common stock we sell in the offering will be accompanied by a warrant to purchase ___ of a share of common stock. Each share of common stock and warrant will be sold at a price of $____. The common stock and warrants are immediately separable and will be issued separately. The warrants will have a per share exercise price of $_______[_____% of public offering price of the common stock]. The warrants are exercisable immediately and will expire five years from the date of issuance.

        Our common stock is presently quoted on the OTC BB under the symbol "WDDD". We have applied to have our common stock listed on American Stock Exchange under the symbol"____". On ___________, 2014, the last reported sale price for our common stock on the OTC BB was $_____ per share [after giving pro forma effect to the 1-for-__ reverse stock split of our outstanding common stock.]

        Our business, and an investment in our securities, involves a high degree of risk. See "Risk Factors" beginning on page 5 of this prospectus for a discussion of information that you should consider before investing in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Chardan Capital Markets, LLC has agreed to act as our exclusive placement agent in connection with this offering. The placement agent is not purchasing the securities offered by us, and is not required to sell any specific number or dollar amount of securities, but will assist us in this offering on a commercially reasonable “best efforts” basis.   Chardan Capital Markets, LLC may retain sub-agents or selected-dealers in connection with this offering. We have agreed to pay the placement agent a cash fee equal to __% of the gross proceeds of the offering of securities by us. See “Plan of Distribution” beginning on page 30 of this prospectus for more information regarding the compensation payable to Chardan.

	Per Share and Warrant	Total

Public offering price	$	$

Placement agent’s fees (1)	$	$

Proceeds, before expenses, to us (2)	$	$

(1)	For the purpose of the placement agent’s fees, we have assumed that they will receive the maximum commission on all sales made in the offering. In addition, we have agreed to issue to the placement agent warrants to purchase a number of shares of common stock equal to 5% of the aggregate number of shares of common stock sold in this offering (not including any shares of common stock underlying the warrants issued in this offering) and to reimburse expenses of the placement agent as described in the Plan of Distribution section herein. See “Plan of Distribution” beginning on page 30 of this prospectus for a description of compensation payable to the placement agent.

(2)	Excludes potential proceeds from the exercise of the warrants offered hereby. We estimate the total expenses of this offering, excluding the placement agent fees, will be approximately $_____.

Because there is no minimum offering amount required as a condition to the closing of this offering, the actual public offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We expect that delivery of the units being offered pursuant to this prospectus will be made to purchasers on or about [ ].

Chardan Capital Markets, LLC

This prospectus is dated , 2014

(2)

(3)

 You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not, and the placement agent has not, authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the placement agent is not, making an offer of these securities in any jurisdiction where the offer is not permitted.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in each case included elsewhere in this prospectus. Unless otherwise stated or the context requires otherwise, references in this prospectus to "Worlds", the "Company", "we", "us", or "our" refer to Worlds Inc.

        [Unless otherwise indicated, except for our consolidated financial statements and the notes thereto, all share amounts and per share amounts in this prospectus have been presented on a pro forma basis as if a reverse stock split of our outstanding shares of common stock at a ratio of 1-for-__ that we expect to effect just prior to the date of this prospectus, has occurred.]

WORLDS INC.

Business Overview

        On May 16, 2011, the Company transferred, through a spin-off to its then wholly owned subsidiary, Worlds Online Inc., the majority of its operations and related operational assets. The Company retained its patent portfolio which it intends to continue to increase and to more aggressively enforce against alleged infringers. The Company also entered into a License Agreement with Worlds Online Inc. to sublicense its patented technologies.

On March 31, 2011, it was announced that our board had determined it would be in the best interest of our shareholders to transfer all of our online and operational technologies to our subsidiary, Worlds Online Inc. The assets were transfered as of May 16, 2011 and included: Worlds’ technology platform, Worlds Ultimate Chat, Aerosmith World, DMC Worlds, Cinema Virtual, Pearson contracts and related revenue, URLs: Worlds.com, Cybersexworld.com, Hang.com, and Worldsfunds.com, a digital inventory of over 10,000 3D objects, animation sequences, an extensive avatar library, texture maps and virtual world architectures.

Worlds Inc. has retained all of its related Intellectual Property (IP) consisting of the nine existing patents, 6,219,045; 7,181,690; 7,493,558; 7,945,856; 8,082,501; 8,145,998; 8,161,385, 8,407,592 and 8,640,028 and all continuance claims currently before the USPTO including any to be filed going forward.

We intend to endeavor to prosecute our issued patents and any future issued patents against all parties that the company and our legal counsel believe to be infringing on said patents.

Enforcement actions are subject to the analysis of all relevant prior art and the costs associated with litigation.

We may also seek to acquire additional patents we believe will enhance our portfolio position in the markets within which our existing patents cover.

As of September 30, 2013, we own an approximately 19.7% equity interest in Worlds Online.

Litigation

In March 2012, Worlds sued Activision Blizzard, Inc., Blizzard Entertainment, Inc. and Activision Publishing, Inc. (Activision et al) in United District Court for the District of Massachusetts for infringing patents that are based on Worlds’ November 1995 provisional patent application. Worlds is awaiting a ruling on the October 17, 2013 Motion for Summary Judgment (MSJ) hearing before Judge Denise Casper. Pending a favorable MSJ ruling, Worlds anticipates the court will thereafter set a new date for the Markman Hearing as the next stage of Worlds’ patent infringement suit against Activision et al.

(4)

Risks

        We are a development stage company and have generated minimal revenues to date. Since our inception, we have incurred substantial losses. Our business and our ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our securities. In particular, you should carefully consider the following risks, which are discussed more fully in "Risk Factors" beginning on page 5 of this prospectus.

•	We are a development stage company and may never commercialize any of our products or services or earn a profit.

•	Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

•	We depend upon our officers, and if we are not able to retain them or recruit additional qualified personnel, our growth and commercial success could be delayed or negatively impacted.
•	We will need to increase the size of our organization, and we may experience difficulties in managing growth.
•	If we are unable to protect our intellectual property effectively, we may be unable to prevent third parties from using our technologies, which would impair our competitive advantage.
•	We cannot guarantee that the patents issued to us will be broad enough to provide any meaningful protection nor can we assure you that one of our competitors may not develop more effective technologies, designs or methods without infringing our intellectual property rights or that one of our competitors might not design around our proprietary technologies.
•	We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights to, or use, our 3D technology.
•	The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.
•	Because we will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways in which you disagree.
•	Our stockholders may experience significant dilution as a result of any additional financing using our equity securities and/or debt securities.

•	Our common stock price may be volatile and could fluctuate widely in price, which could result in substantial losses for investors.

•	If our common stock remains subject to the SEC's penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

•

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

•	Delaware law and our corporate charter and bylaws contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

•	A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline and may impair our ability to raise capital in the future.
•	Our common stock is subject to volatility.
•	You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.
•	There is no public market for the warrants to purchase common stock being sold in this offering.
•	[We intend to effect a 1-for-_ reverse stock split of our outstanding common stock immediately prior to this offering. However, the reverse stock split may not increase our stock price sufficiently and we may not be able to list our common stock on the American Stock Exchange, in which case this offering will not be completed. ]
•	[Even if the reverse stock split achieves the requisite increase in the market price of our common stock,] we cannot assure you that we will be able to continue to comply with the minimum bid price requirement of the American Stock Exchange.]
•	[Even if the reverse stock split increases the market price of our common stock,] there can be no assurance that we will be able to comply with other continued listing standards of the American Stock Exchange.
•	[The reverse stock split may decrease the liquidity of the shares of our common stock.]
•	[Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.]

(5)

Recent Developments

        On October 6th through October 27, 2013 we issued four Promissory Notes totaling $175,000. One of the Promissory Notes in the amount $50,000 was in lieu of payment of cash for an outstanding balance due to a consultant of the Company.

  The promissory notes carry a 6% annual interest rate and is payable upon the earlier of (a) 24 months from the date of the promissory notes or (b) the Company reaching a settlement(s) on a patent infringement claim(s) and receiving an aggregate of at least $2 million net proceeds from such settlement(s).

The holders of the promissory notes shall receive repayment in the full face amount of the notes from the initial $500,000 the Company actually receives from the net proceeds of its patent infringement claim(s) or from the net proceeds of a public offering. In addition, the holders shall receive a preferred return (i) in an amount equal to up to 200% of the initial face amount of the notes out of available cash by sharing with all other investors in this series of notes in the allocation of 50% of the available cash received by the Company from $2M - $4M and (ii) in an amount equal to up to 100% of the initial face amount of the notes out of available cash by sharing with all other investors in this series of notes in the allocation of 25% of the available cash received by the Company from $4M - $6M. In other words, if the Company collects $6M in the net proceeds of available cash, the holder will receive a return equal to 400% of its investment.

On January 10, 2014, Mr. Edward J. Gildea joined our Board of Directors.

Corporate Information

        We were formed as a result of the contemporaneous mergers on December 3, 1997 of Worlds Inc., a Delaware corporation formed on April 26, 1994 with and into Worlds Acquisition Corp., a Delaware corporation formed on April 8, 1997 and of Worlds Acquisition Corp. with and into Academic Computer Systems, Inc., a New Jersey corporation formed on May 20, 1968 (the "Mergers"). Academic Computer Systems changed its name to Worlds Inc. after the Mergers. In December 1999, we changed our name from Worlds Inc. to Worlds.com Inc. in order to better reflect our business as a consumer Internet web site that offers virtual "worlds" in which consumers interact, conduct e-commerce and receive entertainment and in February 2011 we changed it back to Worlds Inc.

Our principal executive offices are located at 11 Royal Road, Brookline, MA 02445, and our telephone number is (617) 725-8900. Our website address is www.worlds.com. The information on our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

(6)

The Offering

Securities offered by us	___ shares of our common stock and _________ warrants to purchase one share of common stock. The warrants will have a per share exercise price of $_______[______% of public offering price of the common stock and warrants]. The warrants are exercisable immediately and will expire five years from the date of issuance.
Common stock to be outstanding after this offering	________________ shares or _________________ shares if the warrants sold in this offering are exercised in full.
Warrants	Warrants to purchase an aggregate of _________________ shares of common stock will be offered along with the common shares being sold in this offering.
Warrant exercise price	The initial exercise price of the warrants is $_______ per share [_______% of public offering price of one share of common stock].
Anti-dilution	The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock.
Use of Proceeds	We intend to use the net proceeds received from this offering to fund our research and development activities and for working capital and general corporate purposes and possible acquisitions of other companies, products or technologies, though no such acquisitions are currently contemplated. See "Use of Proceeds" on page 15.
Risk Factors	See "Risk Factors" beginning on page 5 and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.
OTC Bulletin Board trading symbol	WDDD
Proposed Symbol and Listing	We intend to apply for listing of our common stock on the American Stock Exchange Capital Market under the symbol "____".

(7)

     Unless we indicate otherwise, all information in this prospectus (i) [reflects a 1-for-__ reverse stock split of our issued and outstanding shares of common stock, options and warrants to be effected just prior to the date of this prospectus and the corresponding adjustment of all common stock price per share and stock option and warrant exercise price data, except for the consolidated financial statements and the notes thereto, and have assumed an offering price of $______ per share of common stock, which is based on the closing price of our common stock on __________, 2013; (ii) is based on 93,309,823 shares of common stock issued and outstanding as of January 8, 2014;] (iii) excludes [3,000,000][this number will fluctuate based upon the market price of the common stock] shares of common stock issuable upon conversion of outstanding Series C Senior Secured Convertible Notes as of January 10, 2014; (v) excludes 8,600,000 shares of our common stock issuable upon exercise of outstanding stock options under our stock incentive plans at a weighted average exercise price of $0.08 per share as of January 10, 2014; (vi) excludes 5,273,214 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.88 per share as of January 10, 2014; and (vii) excludes _____________ shares of common stock underlying the warrants to be issued to the placement agent in connection with this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The following table sets forth our (i) summary statement of operations data for the years ended December 31, 2012 and 2011, derived from our audited financial statements and related notes included elsewhere in this prospectus, (ii) summary statement of operations data for the nine months ended September 30, 2013 and 2012 derived from our unaudited financial statements included elsewhere in this prospectus, and (iii) summary consolidated balance sheet data as of September 30, 2013 derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data for the nine months ended September 30, 2013 and 2012 and as of September 30, 2013 are not indicative of results to be expected for the full year. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States. The results indicated below are not necessarily indicative of our future performance. You should read this information together with the sections entitled "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year ended December 31,		Nine months ended September 30,
	2012	2011	2013	2012
Statement of Operations Data:
Royalty income	$0	$0	$0	$0
License fees	0	0	0	0

Total Revenues	0	0	0	0
Operating Expenses:
Cost of revenue	0	86,459	0	0
Option expense	705,918	18,188	0	0
Common stock issued for services rendered	361,685	1,056,849	2,955,915	299,333
General and administrative	355,761	333,249	31,856	211,614

Salaries	240,858	200,094	159,357	197,108
Operating loss	(1,664,221)	(1,694,640)	(3,547,128)	(708,055)
Other income (expense)	0	0	92,897	0
Preferred stock dividend	0	0	0	0

Net loss and Comprehensive loss attributable to common stockholders	$(1,664,221)	$(1,694,640)	$(454,231)	$(708,055

Weighted average shares of common stock outstanding—basic and diluted	76,792,137	69,984,791	84,998,810	76,194,707

Net loss per common share—basic and diluted	$(0.02)	$(0.02)	$(0.04)	$(0.01))

	As of September 30, 2013
	Actual	Pro Forma, As Adjusted(1)
Balance Sheet Data:
Cash and cash equivalents	$63,836	$
Total assets	337,032
Total liabilities	4,009,691
Total stockholders' equity (deficiency)	(3,672,659)

(1)

Pro forma, as adjusted amounts give effect to (i) the issuance of common stock upon the exercise of options and warrants and the conversion of notes from October 1, 2013 through and immediately prior to the date of this prospectus, (ii) the exchange of certain notes for equity in July 2013, and (iii) the sale of the securities in this offering at the assumed public offering price of $________ per common share, which is based on the closing price of our common stock on ____________, 2013, and after deducting placement agent fees and other estimated offering expenses payable by us.

(8)

RISK FACTORS

 Any investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our securities. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Risks Related to Our Business

Our auditors have expressed doubt about our ability to continue as a going concern. If we do not generate substantial revenue from our patent litigation and are also unable to obtain capital from other resources, we will significantly curtail our operations or halt them entirely.

Our capital requirements have been and will continue to be significant. Historically, we have been dependent on financings to fund our development and working capital needs. As of September 30, 2013, we had only limited cash or cash equivalents. Accordingly, if we do not develop sources of revenues from our patent portfolio, we would have to severely diminish our operations or halt them entirely. The opinion of our auditors contains an explanatory paragraph regarding our ability to continue as a going concern.

We have experienced relatively large losses during our development and, without significant increases in the market penetration of our services and improvements to our operating margins, we will not achieve profitability.

Since inception we have incurred significant net losses as set forth in the financial information included herein. We anticipate that we will continue to incur significant losses for at least the short-term. We will not achieve profitable operations until we successfully developed sources of revenues from our patent portfolio or generate revenues from other sources that are sufficient to offset our operating costs. We may never be able to accomplish these objectives.

It will be difficult for you to evaluate us based on our past performance because we have a relatively new business strategy with a limited operating history.

We have been actively engaged in the business of being an IP company for a relatively short period of time and, accordingly, have only limited financial results on which you can evaluate our company and its new operations. We are subject to, and have not been successful in addressing, the risks typically encountered by new enterprises and companies operating in the rapidly evolving Internet marketplace, including those risks relating to:

•	the failure to develop brand name recognition and reputation;
•	the failure to achieve market acceptance of our services; and
•	an inability to grow and adapt our business and technology to evolving consumer demand.

Our limited resources may restrict our ability to manage any growth we may experience.

Growth of our business may place a significant strain on our management systems and resources and may require us to implement new operating and financial systems, procedures and controls. Our failure to manage our growth and expansion could adversely affect our business, results of operations and financial condition. Failure to implement new systems effectively or within a reasonable period of time could adversely affect our business, results of operations and financial condition.

If we are unable to protect our intellectual property rights, competitors may be able to use our technology or trademarks, which could weaken our competitive position.

In addition to our patents, we rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also intend to enter into confidentiality or license agreements with our employees, consultants and customers, and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

(9)

We cannot guarantee that the patents issued to us will be broad enough to provide any meaningful protection nor can we assure you that one of our competitors may not develop more effective technologies, designs or methods without infringing our intellectual property rights or that one of our competitors might not design around our proprietary technologies.

If we are not able to protect our proprietary technology, trade secrets and know-how, our competitors may use our inventions to develop competing products. We own certain patents relating to the multi-user 3D technology. However, these patents may not protect us against our competitors, and patent litigation is very expensive. We may not have sufficient cash available to pursue any patent litigation to its conclusion because currently we do not generate revenues.

We cannot rely solely on our current patents to be successful. The standards that the U.S. Patent and Trademark Office and foreign patent office's use to grant patents, and the standards that U.S. and foreign courts use to interpret patents, are not the same and are not always applied predictably or uniformly and can change, particularly as new technologies develop. As such, the degree of patent protection obtained in the U.S. may differ substantially from that obtained in various foreign countries. In some instances, patents have been issued in the U.S. while substantially less or no protection has been obtained in Europe or other countries.

We cannot be certain of the level of protection, if any that will be provided by our patents if we attempt to enforce them and they are challenged in court where our competitors may raise defenses such as invalidity, unenforceability or possession of a valid license. In addition, the type and extent of any patent claims that may be issued to us in the future are uncertain. Any patents which are issued may not contain claims that will permit us to stop competitors from using similar technology.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

Third parties have, and others may, challenge the validity of our patents and other intellectual property rights, resulting in costly litigation or other time-consuming and expensive proceedings, which could deprive us of valuable rights. If we become involved in any intellectual property litigation, interference or other judicial or administrative proceedings, we may incur substantial expenses and the diversion of financial resources and technical and management personnel. An adverse determination may subject us to significant liabilities or require us to seek licenses that may not be available from third parties on commercially favorable terms, if at all. Further, if such claims are proven valid, through litigation or otherwise, we may be required to pay substantial financial damages, which can be tripled if the infringement is deemed willful, or be required to discontinue or significantly delay development, marketing, selling and licensing of the affected products and intellectual property rights.

Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. There may be third-party patents, patent applications and other intellectual property relevant to our potential products that may block or compete with our products or processes. If another party has filed a United States patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the United States Patent and Trademark Office to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our United States patent position with respect to such inventions. In addition, we cannot assure you that we would prevail in any of these suits or that the damages or other remedies if any, awarded against us would not be substantial. Claims of intellectual property infringement may require us to enter into royalty or license agreements with third parties that may not be available on acceptable terms, if at all. We may also become subject to injunctions against the further development and use of our technology, which would have a material adverse effect on our business, financial condition and results of operations.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

If we lose any of our key personnel or fail to hire and retain other talented employees, our operations could be harmed.

Our success is currently dependent, in large part, on the personal efforts of Thomas Kidrin, our president and chief executive officer.  The loss of Mr. Kidrin's services could have a material adverse effect on our business and prospects. Our success is also dependent upon our ability to hire and retain additional qualified management, marketing, technical, financial, and other personnel, if and when our business grows. Competition for qualified personnel is intense and we may not be able to hire or retain additional qualified personnel. Any inability to attract and retain qualified management and other personnel would have a material adverse effect on our ability to grow our business and operations.

(10)

We may not be able to economically comply with any new government regulation that may be adopted with respect to the Internet.

New Internet legislation or regulation, or the application of existing laws and regulations to the Internet and e-commerce could add additional costs and risks to doing business on the Internet. We are subject to regulations applicable to businesses generally and laws or regulations directly applicable to communications over the Internet and access to e-commerce. Although there are currently few laws and regulations directly applicable to e-commerce, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust, taxation and characteristics and quality of products and services.

Risks related to our common stock

Possible issuances of our capital stock would cause dilution to our existing shareholders.

While we currently have approximately 93,309,823 shares of common stock outstanding, we are authorized to issue up to 150,000,000 shares of common stock. Therefore, we will be able to issue a substantial number of additional shares without obtaining shareholder approval. In the event we elect to issue additional shares of common stock in connection with any financing, acquisition or otherwise, current shareholders could find their holdings substantially diluted, which means they will own a smaller percentage of our company. There are also 5 million shares of blank preferred stock that the board can issue under any terms it wants and without any shareholder approval.

Certain shareholders control a substantial portion of our outstanding common stock.

Our chief executive officer owns a significant portion of the outstanding shares of our common stock and Mr. Kidrin may be issued an additional 7.5 million shares of our common stock upon the exercise of outstanding stock options. Accordingly, he will be able to influence the election of our directors and thereby influence or direct our policies.

No dividends have been paid on our common stock.

To date, we have not paid any cash dividends on our common stock and we do not expect to declare or pay dividends on the common stock in the foreseeable future. In addition, the payment of cash dividends may be limited or prohibited by the terms of any future loan agreements.

We are subject to "penny stock" regulations which may adversely impact the liquidity and price of our common stock.

Our common stock is currently deemed a "penny stock." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information on penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, those persons with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse), the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These requirements could reduce the level of trading activity, if any, in the secondary market for our common stock. As a result of the foregoing, our shareholders may find it more difficult to sell their shares.

The exercise or conversion of outstanding options into common stock will dilute the percentage ownership of our other shareholders. The sale of such common stock or other common stock in the open market could adversely affect the market price of our common stock.

As of January 10, 2014, there are outstanding options and warrants to purchase an aggregate of 13,873,214  shares of our common stock and more options and warrants will likely be granted in the future to our officers, directors, employees and consultants. We have also issued $450,000 of convertible notes, all of which are currently outstanding, that currently convert into [3,000,000][this number will fluctuate based upon market price of the common stock] shares. The exercise of outstanding stock options and warrants and conversion of notes will dilute the percentage ownership of our other shareholders. Sales, or the expectation of sales, of a substantial number of shares of our common stock in the public market, including shares of our common stock issuable upon exercise of our stock options, could adversely affect the prevailing market price of our common stock

Risks Related to Our Common Stock and the Offering

Because we will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways in which you disagree.

We currently intend to use the net proceeds from this offering to fund our research and development activities, litigation and for working capital and other general corporate purposes and possibly acquisitions of other companies, products or technologies, though no such acquisitions are currently contemplated. See "Use of Proceeds" on page 15 of this prospectus. We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

(11)

Our stockholders may experience significant dilution as a result of any additional financing using our equity securities and/or debt securities.

To the extent that we raise additional funds by issuing equity securities or convertible debt securities, our stockholders may experience significant dilution. Sale of additional equity and/or convertible debt securities at prices below certain levels will trigger anti-dilution provisions with respect to certain securities we have previously sold. If additional funds are raised through a credit facility or the issuance of debt securities or preferred stock, lenders under the credit facility or holders of these debt securities or preferred stock would likely have rights that are senior to the rights of holders of our common stock, and any credit facility or additional securities could contain covenants that would restrict our operations.

Our common stock price may be volatile and could fluctuate widely in price, which could result in substantial losses for investors.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

•technological innovations or new products and services by us or our competitors;

•issuance of additional patents;

•success or failure at patent litigation;

•internet related legislation;

•intellectual property disputes;

•additions or departures of key personnel;

•sales of our common stock;

•announcements or press releases relating to the industry or to our own business or prospects;

•our ability to execute our business plan;

•operating results below expectations;

•sales by holders of restricted securities pursuant to effective registration statements or exemptions from registration;

•industry developments;

•economic and other external factors; and

•period-to-period fluctuations in our financial results.

Because we are a development stage company with no significant revenues to date, you should consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock could be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Delaware law and our corporate charter and bylaws will contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. For example, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights of each series without stockholder approval. The ability to issue preferred stock could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of our company, or otherwise could adversely affect the market price of our common stock. Our bylaws require that any stockholder proposals or nominations for election to our board of directors must meet specific advance notice requirements and procedures, which make it more difficult for our stockholders to make proposals or director nominations.

Furthermore, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit or restrict large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us. These provisions in our certificate of incorporation and bylaws and under Delaware law could discourage potential takeover attempts and could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in our market price being lower than it would without these provisions.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to ______________ shares of common stock offered in this offering at an assumed public offering price of $_____ per common share and warrant which is based on the closing price of our common stock on ___________, 2014, and after deducting the placement agent’s fees and expenses and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $_______ per share of common stock. In addition, in the past, we issued options and warrants to acquire shares of common stock. To the extent these options are ultimately exercised, you will sustain future dilution.

(12)

There is presently no public market for the warrants to purchase common stock being sold in this offering.

There is presently no established public trading market for the warrants being offered in this offering and we do not expect a market to develop. Without an active market, the liquidity of the warrants will be limited. Further, the existence of the warrants may act to reduce both the trading volume and the trading price of our common stock.

[Risks Related to Our Reverse Stock Split

[We intend to effect a 1-for-__ reverse stock split of our outstanding common stock immediately prior to this offering. However, the reverse stock split may not increase our stock price sufficiently and we may not be able to list our common stock on The AMEX, in which case this offering will not be completed.

We expect that the 1-for-__ reverse stock split of our outstanding common stock will increase the market price of our common stock so that we will be able to meet the minimum bid price requirement of the Listing Rules of The AMEX. However, the effect of a reverse stock split upon the market price of our common stock cannot be predicted with certainty, and the results of reverse stock splits by companies in similar circumstances have been varied. It is possible that the market price of our common stock following the reverse stock split will not increase sufficiently for us to be in compliance with the minimum bid price requirement. If we are unable meet the minimum bid price requirement, we may be unable to list our shares on The AMEX, in which case this offering will not be completed.

Even if the reverse stock split achieves the requisite increase in the market price of our common stock, we cannot assure you that we will be able to continue to comply with the minimum bid price requirement of The AMEX.

Even if the reverse stock split achieves the requisite increase in the market price of our common stock to be in compliance with the minimum bid price of The AMEX, there can be no assurance that the market price of our common stock following the reverse stock split will remain at the level required for continuing compliance with that requirement. It is not uncommon for the market price of a company's common stock to decline in the period following a reverse stock split. If the market price of our common stock declines following the effectuation of a reverse stock split, the percentage decline may be greater than would occur in the absence of a reverse stock split. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to meet or maintain The AMEX's minimum bid price requirement. In addition to specific listing and maintenance standards, The AMEX has broad discretionary authority over the initial and continued listing of securities, which it could exercise with respect to the listing of our common stock.

Even if the reverse stock split increases the market price of our common stock, there can be no assurance that we will be able to comply with other continued listing standards of The AMEX.

Even if the market price of our common stock increases sufficiently so that we comply with the minimum bid price requirement, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to maintain a listing of our common stock on The AMEX. Our failure to meet these requirements may result in our common stock being delisted from The AMEX, irrespective of our compliance with the minimum bid price requirement.

The reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the reverse stock split given the reduced number of shares that will be outstanding following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split. In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.]

(13)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

        This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

        In some cases, you can identify forward-looking statements by terminology, such as "expects," "anticipates," "intends," "estimates," "plans," "believes," "seeks," "may," "should", "could" or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

        You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. These risks and uncertainties, along with others, are described above under the heading "Risk Factors." Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

        This prospectus also includes estimates of market size and industry data that we obtained from industry publications and surveys and internal company sources. The industry publications and surveys used by management to determine market size and industry data contained in this prospectus have been obtained from sources believed to be reliable.

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USE OF PROCEEDS

        We estimate that our net proceeds from the sale of the securities offered pursuant to this prospectus will be approximately $_____ million, assuming a public offering price of $_____ per share of common stock and warrant which is based on the closing price of the our common stock on ___________, 2014, and after deducting estimated placement agent fees and the estimated offering expenses that are payable by us.

        We currently intend to use the net proceeds from this offering to fund our research and development activities, litigation, increasing our patent portfolio and for working capital and other general corporate purposes and possibly acquisitions of other companies, products or technologies, though no such acquisitions are currently contemplated.

        We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from this offering. Pending any use as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

PRICE RANGE OF COMMON STOCK

        Our common stock began trading on the OTC Bulletin Board on October 20, 1998 under the symbol "WLDI." On February 11, 2000, in connection with the change in our name from Worlds Inc. to Worlds.com Inc., our symbol was changed to "WDDD." During 2001, our stock was no longer quoted on the OTC Bulletin Board and was quoted on the Pink Sheets, but returned to the Bulletin Board in the third quarter of 2008. The following table sets forth, for the periods indicated, the high and low closing prices for our common stock as reported on the OTC Bulletin Board (representing interdealer quotations, without retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions): [These prices do not reflect the expected 1-for-__ reverse stock split that we intend to effect in connection with this offering.]

Year Ended December 31, 2014:	High	Low
First quarter through January 31, 2014	$0.16	$0.14
Year Ended December 31, 2013:	High	Low
First quarter	$0.46	$0.19
Second quarter	$0.54	$0.30
Third quarter	$0.36	$0.18
Fourth quarter	$0.22	$0.13
Year Ended December 31, 2012:	High	Low
First quarter	$0.35	$0.09
Second quarter	$0.27	$0.11
Third quarter	$0.16	$0.08
Fourth quarter	$0.20	$0.12
Year Ended December 31, 2011:	High	Low
First quarter	$0.36	$0.17
Second quarter	$0.49	$0.23
Third quarter	$0.31	$0.15
Fourth quarter	$0.18	$0.10

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DIVIDEND POLICY

        We have never declared dividends on our common stock, and currently do not plan to declare dividends on shares of our common stock in the foreseeable future. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our board of directors.

DILUTION

        If you purchase securities in this offering, your interest will be immediately and substantially diluted to the extent of the difference between the public offering price per share and the pro forma net tangible book value per share of our common stock after giving effect to this offering.

        Our pro forma net tangible book value as of ______________, 2014 was $__________ or $_____ per share of common stock, based upon ___________________ shares outstanding, after giving effect to issuances of common stock and warrants from January 1, 2014 through and immediately prior to the date of this offering. After giving effect to the sale of the securities in this offering at the assumed public offering price of _____ per share of common stock and warrant, or $_____ per share, which is based on the closing price of our common stock on __________, 2014, and after deducting placement agent fees and other estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at _________________, 2014 would have been approximately $_____________, or $_____ per share. This represents an immediate increase in pro forma net tangible book value of approximately $____ per share to our existing stockholders, and an immediate dilution of $______ per share to investors purchasing shares in the offering.

        Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after this offering.

        The following table illustrates the per share dilution to investors purchasing shares in the offering:

Assumed public offering price per share of common sock	$

Pro forma net tangible book value per share as of ____________, 2014	$

Increase in net tangible book value per share attributable to this offering	$

Pro forma as adjusted net tangible book value per share after this offering	$

Dilution in pro forma net tangible book value per share to new investors	$

(16)

CAPITALIZATION

        The following table sets forth our capitalization as of _______________, 2014:

• on an actual basis;

• on a pro forma basis to give effect to the issuance of common stock and warrants from January 1, 2014 through and immediately prior to the date of this prospectus; and

• on a pro forma, as adjusted basis to give effect to (i) the issuance of common stock and warrants from January 1, 2014 through and immediately prior to the date of this prospectus and (ii) the sale of the shares in this offering at the assumed public offering price of $_____ per share which is based on the closing price of our common stock on _______, 2014, and after deducting placement agent fees and other estimated offering expenses payable by us.

        You should consider this table in conjunction with our financial statements and the notes to those financial statements included elsewhere in this prospectus.

As of _____________, 2014
	Actual		Pro Forma		Pro Forma As Adjusted
Stockholders' equity (deficiency)
Preferred stock, $0.001 par value, 5,000,000 shares authorized; 0 shares issued outstanding at ___________, 2014		$0	$		$
Common stock, $0.001 par value, 150,000,000 shares authorized, ____________, issued and outstanding at __________________, 2014 actual; _____________ and ___________ shares issued and outstanding, pro forma and pro forma, as adjusted, respectively
Additional paid-in capital
Common stock warrants
Deferred compensation
Deficit accumulated during the development stage	_____________			__________		__________

Total stockholders' equity (deficiency)	$		$		$

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See "Forward-Looking Statements" for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. [All share amounts and per share amounts in Management's Discussion and Analysis of Financial Condition and Results of Operations" have been presented on a pro forma basis as if a reverse stock split of our outstanding shares of common stock at a ratio of 1-for-__ that we expect to effect just prior to the date of this prospectus, has occurred.]

Starting in mid-2001 we were not able to generate enough revenue to sustain full operations and other sources of capital were not available. As a result, we have had to significantly curtail our operations since that time and at times almost halt them all together. Since mid-2007, as more funds became available from our financings, we were able to increase operations and become more active operationally.

On May 16, 2011, we transferred, through a spin-off to our then wholly owned subsidiary, Worlds Online Inc., the majority of our operations and related operational assets. We retained our patent portfolio which we intend to continue to increase and to more aggressively enforce against alleged infringers. We also entered into a License Agreement with Worlds Online Inc. to sublicense patented technologies.

The Company’s sources of revenue after the spin-off will be from sublicenses of the patented technology by Worlds Online and any revenue that may be generated from enforcing its patents in litigation or otherwise.

Revenues

The Company’s sources of revenue after the spin-off will be from sublicenses of the patented technology by Worlds Online and any revenue that may be generated from enforcing its patents in litigation or otherwise.

Prior to the spin-off we generated only modest revenue from VIP subscriptions to the Worlds Ultimate 3-D Chat service.

Expenses

We classify our expenses into two broad groups:

O	cost of revenues; and
O	selling, general and administration.

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Liquidity and Capital Resources

 We have had to limit our operations since mid-2001 due to a lack of liquidity.  However, we were able to issue equity and convertible debt in the last few years and raise small amounts of capital from time to time that enabled us to begin upgrading our technology, develop new products and actively solicit additional business.  We continue to pursue additional sources of capital though we have no current arrangements with respect to, or sources of, additional financing at this time and there can be no assurance that any such financing will become available. If we cannot raise additional capital, form an alliance of some nature with another entity, or start to generate sufficient revenues, we may need to once again scale back operations.

RESULTS OF OPERATIONS

Our net revenues for each of the three months ended September 30, 2013 and 2012 were $0 and $0, respectively. Our net revenue for each of the nine months ended September 30, 2013 and 2012 were $0 and $0, respectively. The Company’s sources of revenue after the spin-off is currently anticipated to be from sublicenses of the patented technology to Worlds Online Inc.’s customers and any revenue that may be generated from enforcing our patents.

Three and nine months ended September 30, 2013 compared to three and nine months ended September, 2012

Revenue is $0 for the three months ended September 30, 2013 and 2012. Revenue is $0 because the online business operations including the VIP subscription business has been transferred to Worlds Online Inc. The business up to the spin off continued to run in a severely diminished mode due to the lack of liquidity. Post spin off we still need to raise a sufficient amount of capital to provide the resources required that would enable us to continue running the business.

Cost of revenues is $0 in the three months ended September 30, 2013 and 2012.

Selling general and administrative (S, G & A) expenses increased by $13,698 from $53,077 to $66,775 for the three months ended September 30, 2013. Increase is due to the activity around the amendments to the convertible notes and new promissory notes. Common stock issued for services rendered increased by $2,658,102 to $2,723,399 for three months ended September 30, 2013 compared to $65,297 for the same period in 2012. The increase is due to the Company converting the Series A and B convertible notes into 7 million shares and returning the face value of the notes to the investors and signing strategic business consulting, marketing and advice agreements during 2013. Salaries and related decreased by $21,148 to $47,119 from $68,267 for the three months ended September 30, 2013.

For the three months ended September 30, 2013, the Company had a gain on change in fair value of derivative liability of $6,399 and interest expense of $53,558, both related to the issuance of the senior secured convertible notes that are required to be recorded as a derivative liability.

As a result of the foregoing, we realized a net loss of $2,884,452 for the three months ended September 30, 2013 compared to a loss of $186,641 in the three months ended September 30, 2012, an increased loss of $2,697,811.

Revenue was $0 and $0 for the nine months ended September 30, 2013 and 2012. Revenue is $0 because the online business operations including the VIP subscription business has been transferred to Worlds Online Inc. The business up to the spin off continued to run in a severely diminished mode due to the lack of liquidity. Post spin off we still need to raise a sufficient amount of capital to provide the resources required that would enable us to continue running the business.

Cost of revenues is $0 in the nine months ended September 30, 2013 and 2012.

Selling general and administrative expenses increased by $220,242, from $211,614 to $431,856 for the nine months ended September 30, 2013. Increase is due to an increase in the overall level of activity surrounding the lawsuit as compared to last year with an increase in professional service fees and consultants and with the activity around closing the strategic financing agreement, the amendment thereto and promissory notes.

Common stock issued for services rendered increased by $2,656,582 to $2,955,915 in 2013 compared to $299,333 for 2012. Increase is due to the Company converting the Series A and B convertible notes into 7 million shares and returning the face value of the notes to the investors, and signing strategic business consulting, marketing and advice agreements during 2013. Salaries and related decreased by $37,751 to $159,357 from $197,108 for the nine months ended September 30, 2013. For 2013, the CEO is working under an employment agreement where as last year the CEO’s salary was allocated between the Company and Worlds Online based upon a time allocation.

For the nine months ended September 30, 2013, the Company had a gain on change in fair value of derivative liability of $456,929 and interest expense of $365,462, both related to the issuance of the senior secured convertible notes that are required to be recorded as a derivative liability.

As a result of the foregoing we had a net loss of $3,454,231 for the nine months ended September 30, 2013 compared to a loss of $708,055 in the nine months ended September 30, 2012.

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Liquidity and Capital Resources

Our cash and cash equivalents were $63,835 at September 30, 2013. We raised an aggregate of $2,300,000 from issuing the convertible notes payable but then redeemed the Series A and B and returned $1,950,000; we raised $97,500 from a private placement of common stock; we raised $120,000 from the exercising of warrants for common stock; and we raised $11,000 from the exercise of options in the nine months ended September 30, 2013.

During the nine months ended September 30, 2012 we raised an aggregate of $250,000 from a private placement of common stock.

There were no capital expenditures in the nine months ended September 30, 2013 or in the nine months ended September 30, 2012.

Historically, our primary cash requirements have been to fund the cost of operations, to keep the Company in compliance with its reporting requirements, development of our products and patent protection, with additional funds having been used in promotion and advertising and in connection with the exploration of new business lines.

Year ended December 31, 2012 compared to year ended December 31, 2011

RESULTS OF OPERATIONS

Our net revenues for each of the years ended December 31, 2012 and 2011 were $0 and $199, respectively.  We had revenue from VIP subscriptions to our Worlds 3-D chat service before the spin-off in 2011 and no revenue in 2012 because all the operations were transferred over to Worlds Online Inc. in the spin off. The Company’s future sources of revenue after the spin-off will be from sublicenses of the patented technology to Worlds Online Inc.’s customers and any revenue that may be generated from enforcing our patents in litigation or otherwise.

Revenue decreased by $199 to $0 for the year ended December 31, 2012 from $199 in the prior year.  The decrease is due to the spin-off of the operating business to Worlds Online Inc.

Cost of revenues decreased by $86,459 to $0 in 2012 from $86,459 in 2011. Decrease is due to the operations of the company being transferred over to Worlds Online Inc. In 2011 the balance was for work involved in preparing the technical documentation required for the patent infringement cases and not related to revenue from operations.

Selling general and administrative (S, G & A) expenses increased by $22,512, from $333,249 to $355,761 for the years ended December 31, 2011 and 2012, respectively.  Expenses are primarily professional fees and consulting fees and are consistent with the prior year. Salaries increased by $40,764 to $240,858 from $200,094 for the years ended December 31, 2012 and 2011 respectively. Increase is due to an allocation of time for the CEO between Worlds’ Inc. and the spin-off entity Worlds Online Inc. Common stock issued for services rendered decreased by $695,164 to $361,685 in 2012 compared to $1,056,849 in 2011. The decrease is due to the strategic business consulting and advice agreements that were in effect during 2011 and ended before 2012.

Other expenses include options expense of $705,918 for the year ended December 31, 2012 compared to option expense of $18,188 for the year ended December 31, 2011.   Increase is due to options being issued to the CEO to replace those that expired during the year.

As a result of the foregoing, we realized a net loss of $1,664,221 for the year ended December 31, 2012 compared to a loss of $1,694,640 in the year ended December 31, 2011, a decrease in net losses of $30,419.

Liquidity and Capital Resources

At December 31, 2012, we had cash and cash equivalents of $95,069.  We raised an aggregate of $307,500 in the fourth quarter of 2012 from a private placement, $210,000 of the proceeds was received in 2012 with $97,500 being received in 2013.  During the 2nd quarter of 2012 we raised an aggregate of $250,000 from a private placement.

At December 31, 2011, we had cash and cash equivalents of $152,526.  We raised an aggregate of $150,000 in the third quarter of 2011 from a private placement and in December 2010, we raised an aggregate of $400,000 through a private placement of common stock.

No capital expenditures were made in 2012 or 2011.

Historically, our primary cash requirements have been used to fund the cost of operations, development of our products and patent protection, with additional funds having been used in promotion and advertising and in connection with the exploration of new business lines.

It is anticipated that the funds raised in our 2011 and 2012 financings were and will be used to develop new products and services, enhance our patent portfolio, pay salaries to management and pay professional fees to our attorneys and auditors to prepare and file reports with the Securities and Exchange Commission.  We hope to raise additional funds to be used for further developing our portfolio of patents and to document our technology in order to enforce our patents where there is infringement.  No assurances can be given that we will be able to raise any additional funds.

Subsequent Events

On October 6th through October 27, 2013 we issued four Promissory Notes totaling $175,000. One of the Promissory Notes in the amount $50,000 was in lieu of payment of cash for an outstanding balance due to a consultant of the Company. The promissory notes carry a 6% annual interest rate and is payable upon the earlier of (a) 24 months from the date of the promissory notes or (b) the Company reaching a settlement(s) on a patent infringement claim(s) and receiving an aggregate of at least $2 million net proceeds from such settlement(s).

The holders of the promissory notes shall receive repayment in the full face amount of the notes from the initial $500,000 the Company actually receives from the net proceeds of its patent infringement claim(s) or from the net proceeds of a public offering. In addition, the holders shall receive a preferred return (i) in an amount equal to up to 200% of the initial face amount of the notes out of available cash by sharing with all other investors in this series of notes in the allocation of 50% of the available cash received by the Company from $2M - $4M and (ii) in an amount equal to up to 100% of the initial face amount of the notes out of available cash by sharing with all other investors in this series of notes in the allocation of 25% of the available cash received by the Company from $4M - $6M. In other words, if the Company collects $6M in the net proceeds of available cash, the holder will receive a return equal to 400% of its investment.

Recent Accounting Pronouncements

Recently issued accounting standards

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements up to ASU 2013-09, and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its consolidated financial condition or the consolidated results of its operations.

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BUSINESS

General

On May 16, 2011, the Company transferred, through a spin-off to its then wholly owned subsidiary, Worlds Online Inc., the majority of its operations and related operational assets. The Company retained its patent portfolio which it intends to continue to increase and to more aggressively enforce against alleged infringers. The Company also entered into a License Agreement with Worlds Online Inc. to sublicense its patented technologies.

Before the spin-off, Worlds was a leading 3D entertainment portal which leveraged its proprietary technology, which we retained through our patent portfolio, to offer visitors a network of virtual, multi-user environments which we call "worlds". These worlds are visually engaging online environments featuring animation, motion and content where people can come together and, by navigating through the website, shop, interact with others, attend events and be entertained. In support of this portal and the overall business strategy, we design and develop software, content and related technology for the creation of interactive, three-dimensional ("3D") Internet web sites. Using our technology, we created our own Internet sites, as well as sites available through third-party online service providers.

Sites using our technology allow numerous, simultaneous visitors to enter, navigate and share interactive "worlds". Our 3D Internet sites are designed to promote frequent, repeat and prolonged visitation by users by providing them with unique online communities featuring dynamic graphics, highly useful and entertaining information content, and interactive capabilities. We believe that sites are highly attractive to advertisers because they offer access to demographic-specific user bases comprised of people that visit the site frequently and stay for relatively long periods of time.

Recent developments

On March 31, 2011, it was announced that our board had determined it would be in the best interest of our shareholders to transfer all of our online and operational technologies to our subsidiary, Worlds Online Inc. The assets were transfered as of May 16, 2011 and included: Worlds’ technology platform, Worlds Ultimate Chat, Aerosmith World, DMC Worlds, Cinema Virtual, Pearson contracts and related revenue, URLs: Worlds.com, Cybersexworld.com, Hang.com, and Worldsfunds.com, a digital inventory of over 10,000 3D objects, animation sequences, an extensive avatar library, texture maps and virtual world architectures.

Worlds Inc. has retained all of its related Intellectual Property (IP) consisting of the eight existing patents, 6,219,045; 7,181,690; 7,493,558; 7,945,856; 8,082,501; 8,145,998; 8,161,385; and 8,407,592 and all continuance claims currently before the USPTO including any to be filed going forward.

We intend to endeavor to prosecute our issued patents and any future issued patents against all parties that the company and our legal counsel believe to be infringing on said patents.

Enforcement actions are subject to the analysis of all relevant prior art and the costs associated with litigation.

We may also seek to acquire additional patents we believe will enhance our portfolio position in the markets within which our existing patents cover.

There can be no assurance that we will be successful in our ability to prosecute our IP portfolio or that we will be able to acquire additional patents.

As of December 31, 2012, we own an approximately 19.7% equity interest in Worlds Online.

On February 7, 2011 we changed our domicile from New Jersey to Delaware, changed our name to Worlds Inc., increased our authorized common stock to 100 million shares and added 5 million shares.

We used our proprietary technology to produce three-dimensional portals and web sites. We believe that our core technology delivers a considerably faster frame rate for user experiences and, in some cases, a meaningful productivity increase in art production and integration over its previous generation production tools. Our technology permits the development of virtual worlds which have broad applications. These applications include but are not limited to:

o a virtual meeting place (such as a fan club);

o a 3D e-commerce store (where merchandise can be viewed in 3D and purchased online); and

o a virtual classroom (where content can be viewed via video streaming and then discussed in real time).

Our core technology has substantial elements written in Sun Microsystem's programming language, Java, including WorldsBrowser and WorldsShaper, so we expect that it can be made portable across Windows and UNIX Platforms because of Java's platform independence.

Our core technology includes:

o

WorldsShaper: WorldsShaper is the visual authoring component of our platform. It allows for quick assembly of pieces to create multi-user, shared state, virtual worlds. The WorldsShaper is an advanced compositing 3D building tool that integrates pre-existing or custom content, such as 3D models, textures or images created in Adobe's Photoshop, or midi or wave sound files, with architectural geometry and interactive behaviors and actions written in Java. The architectural building blocks for creating 3D worlds, the flexibility and power of integrating professional modeling and imaging tools, and the extensibility via Java make the WorldsShaper a tool well-suited for rapid creation of 3D environments.

o

WorldsServer: WorldsServer is the scalable software that we use to control and operate our on-line virtual communities. WorldsServer manages the registration and authentication of users, the locations of users within the 3D environment, the physical structure of the 3D environment, all information regarding objects that are "shared" by the participants and any of the interactions between the users such as text chat. This platform also integrates an HTTP server for the delivery of other content such as audio and video streaming and secure e-commerce applications.

o	WorldsBrowser: WorldsBrowser is used to access the 3D environments. The browser is optimized for speed, delivering relatively fast frame rates per second in highly textured virtual 3D worlds.
o

WorldsPlayer™: The WorldsPlayer allows users to view and experience our multi-user, interactive technology. Any world created with the WorldsShaper will be viewable and navigable with the WorldsPlayer. The WorldsPlayer has a high frame rate for fast, quality graphics, an easy-to-use graphic user interface, 2D web browser integration, automatic upgrade capability over the internet and a complete communication tool set including text chat, voice-to-voice chat, e-mail and animation.

o	Worlds Gamma Libraries: The Worlds Gamma Libraries are composed of sample worlds, textures, models, avatars, actions, sensors, sounds, motion sequences, and other behaviors.

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Our Strategy

Worlds Inc. will be focused solely on expanding its patent portfolio and to enforce its rights where it believes parties are infringing on its IP portfolio.

We have contracted to Worlds Online Inc. a perpetual world-wide license to our patented technology. Pursuant to the license, Worlds Online has the right to issue unlimited sublicenses to the licensed technology, subject to our reasonable consent. The sublicenses are subject to a revenue share negotiated between the two companies.

Competition

Since all operations were transferred to Worlds Online and our business is now the expansion of our patented technology, the Company does not have any direct competition as it did in the past. However, inasmuch as we believe that multi-user, interactive 3D is becoming a “hot” area, we expect other companies, many with far more resources than us, to move into this space.

Currently, there are many companies collaborating to establish standardization of 3D usage on the Internet, the adoption of which may require changes to our technology.

Intellectual Property

U.S. Patents: Worlds has been granted U.S patent 6,219,045; 7,181,690; 7,493,558; 7,945,856; 8,082,501; 8,145,998; 8,161,385; 8,407,592 and 8,640,028 for multi-server technology for 3D applications, which is our core technology.  We are now looking into the implications and breadth of the patent in order to maximize its benefits.  The description of the initial patent is as follows:

"The present invention provides a highly scalable architecture for a three dimensional, multi-user, interactive virtual world system.  In a preferred embodiment a plurality of users interact in the three-dimensional, computer-generated graphical space where each user executes a client process to view a virtual world from the perspective of that user.  The virtual world shows Avatars representing the other users who are neighbors of the user viewing the virtual world.  In order that the view can be updated to reflect the motion of the remote user's Avatar, motion information is transmitted to a central server process that provides position updates to client processes for neighbors of the user at that client process.  The client process also uses an environment database to determine which background objects to render as well as to limit the number of displayable Avatars to a maximum number of Avatars displayable by that client."

Trademark: Worldsplayer - The WorldsPlayer is especially designed to allow users to view and experience the multi-user, interactive Worlds Gamma technology. Any world created with the WorldsShaper will be viewable and navigable with WorldsPlayer.  Utilizing the WorldsPlayer, a user assumes a persona (via a digital actor, or Avatars), and can then move, view, chat, play, express one's self via gestures and animations, voice chat, send email, join discussion groups, listen to music, shop at Worlds 3D stores, and watch videos, all in the company of users from around the world, within the 3D environment.  The WorldsPlayer boasts high frame rate for fast, high quality graphics, an easy to use graphic user interface, seamless 2D Web browser integration, auto-upgrade capability over the Internet, and a complete communication tool set including chat, voice-to-voice chat, email and animation. The WorldsPlayer offers users the unique and creative experience of customizing their Avatars, while maintaining the ability to animate and activate their Avatars.

In addition to our patents and trademark, we intend to enter into confidentiality agreements with key employees and consultants to protect our IP and general know-how. We spent $0 on software development in 2012 and $9,200 in 2011.

Litigation

In March 2012, Worlds sued Activision Blizzard, Inc., Blizzard Entertainment, Inc. and Activision Publishing, Inc. (Activision et al) in United District Court for the District of Massachusetts for infringing patents that are based on Worlds’ November 1995 provisional patent application. Worlds is awaiting a ruling on the October 17, 2013 Motion for Summary Judgment (MSJ) hearing before Judge Denise Casper. Pending a favorable MSJ ruling, Worlds anticipates the court will thereafter set a new date for the Markman Hearing as the next stage of Worlds’ patent infringement suit against Activision et al.

Employees

As of December 31, 2013, we had one employee, our president, Thomas Kidrin, who divided his time between us and Worlds Online.

Corporate History

We were formed as a result of the contemporaneous mergers on December 3, 1997 of Worlds Inc., a Delaware corporation formed on April 26, 1994 with and into Worlds Acquisition Corp., a Delaware corporation formed on April 8, 1997 and of Worlds Acquisition Corp. with and into Academic Computer Systems, Inc., a New Jersey corporation formed on May 20, 1968 (the "Mergers"). Academic Computer Systems changed its name to Worlds Inc. after the Mergers. In December 1999, we changed our name from Worlds Inc. to Worlds.com Inc. in order to better reflect our business as a consumer Internet web site that offers virtual "worlds" in which consumers interact, conduct e-commerce and receive entertainment.

The Company created a wholly-owned subsidiary named Worlds Online Inc. on January 25, 2011. On May 16, 2011, Worlds Inc. transferred to Worlds Online Inc. the majority of its operations and related operational assets, except for its patent portfolio.

Legal Proceedings

In Cosmo Communications v. Worlds Inc. (our former name) in the Superior Court Of New Jersey Law Division, Bergen County, the court rendered a decision in favor of the plaintiff, Cosmo Communications on February 13, 2001. The judgment amount entered in April 2001 is approximately $205,000, of which the full amount is accrued.  The judgment related to a consulting agreement for raising capital. The court ruled that the terms of the contract are binding on successors of the company and that Worlds.com is a successor company.

On October 4, 2013 Activision Publishing, Inc., a subsidiary of Activision Blizzard, Inc. filed a patent infringement lawsuit against Worlds Inc. and Worlds Online Inc., in the U.S. District Court for the Central District of California. In the suit, Activision claims that Worlds has infringed, and continues to infringe, U.S. Patent No. 6,014,145 and U.S. Patent No. 5,883,628. There are no specific monetary damages cited in the suit. The Company believes the suit has no merit and Worlds’ initial patent pre-dates the patents cited in this action.

From time to time, we may become involved in litigation relating to claims arising out of its operations in the normal course of business. We are not involved in any pending legal proceeding or litigation as a defendant and, to the best of our knowledge, no governmental authority is contemplating any proceeding to which we are a party or to which any of our properties is subject, which would reasonably be likely to have a material adverse effect on us.

Properties

        We do not own any property nor do we have any contracts or options to acquire any property in the future. Presently, we are operating out of offices in our president's residence at 11 Royal Road, Brookline, Massachusetts 02445, where we occupy approximately 800 square feet.  This space is adequate for our present and our planned future operations. We currently pay no rent to our president for use of this space, although when funds are available we may do so in the future. In addition we have no written agreement or formal arrangement with our president pertaining to the use of this space. We have no current plans to occupy other or additional office space. We believe that our current facilities are adequate for our needs for the immediate future and that, should it be needed, suitable additional space will be available to accommodate expansion of our operations on commercially reasonable terms.

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MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

        The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each as of January 9, 2014.

The following table sets forth the name, age and position of our directors and executive officers. Our directors are elected annually and serve until the next annual meeting of stockholders.  Except for Mr. Kidrin, all of our directors are independent.

Name	Age	Position
Thomas Kidrin	61	President, Chief Executive Officer, Secretary, Treasurer, Director
Christopher J. Ryan	53	Vice President-Finance, Principal Accounting and Chief Financial Officer
Bernard Stolar	66	Director
Robert Fireman	64	Director
Edward J. Gildea	62	Director

Thomas Kidrin has been president, secretary and treasurer from December 1997 through July 2007 then added the title chief executive officer since August 2007. Mr. Kidrin was also president and a director of Worlds Acquisition Corp. from April 1997 to December 1997. He has been the chairman and president of Datastream Corporation, a designer and developer of interactive products and services, since 1993. From December 1991 to June 1996, Mr. Kidrin was a founder, director, and President of UC Television Network Corp., a company engaged in the design and manufacture of interactive entertainment/advertising networks in the college market under the brand name College Television Network, the largest private network on college campuses in the United States sold to MTV in 1996 now operating under MTVU. Mr. Kidrin has attended Drake University and the New School of Social Research.

Christopher J. Ryan has been Vice President-Finance since May 2000 and principal accounting and finance officer since August 2000. From August 1991 through April 2000, Mr. Ryan held a variety of financial management positions at Reuters America, an information services company.  From 2001 through 2003, Mr. Ryan was the founder and President of CJR Advisory Services, a personal corporation through which he provided financial consulting services to various entities.  Since 2004, Mr. Ryan has been the VP Finance of Peminic, Inc.  Mr. Ryan is an inactive certified public accountant. He is a graduate of Montclair State University in New Jersey and received an M.B.A. degree from Fordham University in New York.

Bernard Stolar, noted for his expertise in both identifying and developing market-driving content and forging successful business partnerships, brings to the board over twenty years of senior-level experience within the interactive entertainment industry in all phases of company operations, including sales and marketing, product development, licensing, distribution, strategic planning and management. Mr. Stolar has served in high profile leadership roles at publicly and privately held interactive entertainment companies. Currently, Mr. Stolar is Dean of Games and Game Evangelist for Google, Inc. From February 2006 until its purchase by Google, Inc. in February 2007, Mr. Stolar was the Chairman of the Board of Adscape Media. Prior to this, he was president and chief operating office of BAM! Entertainment, where he transformed the company from a hand-held content company to a developer and marketer of interactive entertainment for next generation video game consoles. In 2000, Mr. Stolar joined Mattel, Inc. as president of Mattel Interactive, where he was responsible for directing and reorganizing the $1 billion Mattel Interactive division. From 1996 to 1999, Mr. Stolar served as president and chief operating officer of Sega of America, Inc. where he helped increase sales from $200 million to over $1 billion in three years, and orchestrated the launch of the Sega Dreamcast(TM), the fastest selling video game console in US history at that time. Mr. Stolar also served as executive vice president of Sony Computer Entertainment of America, where he was a key leader of the Sony Playstation® launch team, directing all third-party publishing in the U.S. Prior to that, Mr. Stolar served as president of Atari America's game division.

Robert Fireman is a seasoned executive in the building of technology and consumer driven companies. He brings to Worlds vast experience in the development of real time, loyalty based, stored value products and services.  Mr. Fireman was a founder and former Director and General Manager of SmartSource Direct, Inc., a subsidiary of News America Marketing (News Corp).  Mr. Fireman was responsible for the development, marketing and distribution of card-based loyalty, financial, and database products & services in retail, grocery and drug store chains encompassing over 50,000 stores throughout the U.S.  Mr. Fireman has been a practicing attorney for over 25 years and is the managing attorney of Fireman & Associates LLP.

Mr. Gildea contributes expertise in areas of mergers & acquisitions, strategic planning, funding, business development and executive leadership. He has many years of experience as a board member. Mr. Gildea was the CEO, President, and Chairman of the Board Of Directors of Converted Organics Inc., a publicly held company that manufactures organic fertilizer by recycling food waste, from January 2006 until June 2013.  He was also a lawyer for, and COO of, QualityMetric Inc. (healthcare) from 2000-2005 and Grolier Incorporated (publishing) from1980-1989. He spent 10 years at the Kellogg Company (1990-2000) as their vice president of legal where he managed and supervised a legal team responsible for executing mergers, acquisitions and divestitures. He is currently a member of the board of directors of Finjan Holdings Inc. (OTCBB:FNJN) (Intellectual property security software) and WPCS International Inc. (NASDAQ:WPCS) (wireless communications and Bitcoin exchange).  He received his undergraduate degree from The College of the Holy Cross and his law degree from Suffolk University.

The board of directors met one time during 2013 and acted by written consent an additional seven times during the year.  The board does not have any standing committees and when necessary, the entire board acts to perform such functions.

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Family Relationships

None.

Involvement in Certain Legal Proceedings

        To our knowledge, during the last ten years, none of our directors, executive officers, promoters or control persons have:

• had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

• been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;

• been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

• been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, or SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated; and

• been the subject to, or a party to, any sanction or order, not subsequently reverse, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Ethics

We have adopted a code of ethic (the "Code of Ethics") that applies to our principal chief executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  A copy of the Code of Ethics was filed  as Exhibit 14.1 to a previous annual report. The Code of Ethics is being designed with the intent to deter wrongdoing, and to promote the following:

·	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships

·	Full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the Commission and in other public communications we make

·	Compliance with applicable governmental laws, rules and regulations

·	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code

·	Accountability for adherence to the code

Board Leadership Structure and Role in Risk Oversight

        We do not have a Chairman of the Board. Given the small size of the Board and the relatively modest amount of meetings, it was determined that a position of Chairman is currently unnecessary. As a practical matter, the Chief Executive Officer runs the meetings, but only because someone has to and it seems appropriate in view of the current composition of the board of directors.

        The board of directors, as a unified body, organizes the execution of its monitoring and oversight roles and expects its CEO to organize and implement those functions.

        Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Management is responsible for the day-to-day management of risks the company faces, while the board of directors has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

        The board of directors believes that establishing the right "tone at the top" and that full and open communication between executive management and the board of directors are essential for effective risk management and oversight. Our CEO communicates frequently with members of the board to discuss strategy and challenges facing the company.

Director Independence

        Our board of directors has determined that a majority of the board consists of members who are currently "independent" as that term is defined under current listing standards of NASDAQ. The board of directors considers Messrs. Stolar, Fireman and Gildea to be "independent."

Audit Committee

We do not have a separately designated standing audit committee. Pursuant to Section 3(a)(58)(B) of the Exchange Act, the entire Board of Directors acts as an audit committee for the purpose of overseeing the accounting and financial reporting processes, and audits of our financial statements. The Commission recently adopted new regulations relating to audit committee composition and functions, including disclosure requirements relating to the presence of an "audit committee financial expert" serving on its audit committee.  We have only recently begun increasing our operations, and we are not in a position at this time to attract, retain and compensate additional directors in order to acquire a director who qualifies as an "audit committee financial expert" or to so designate one of our current directors, but we intend to either retain an additional director who will qualify as such an expert or designate one of our current directors as such an expert, as soon as reasonably practicable. Our current directors, by virtue of their past employment experience, have considerable knowledge of financial statements, finance, and accounting, and have significant employment experience involving financial oversight responsibilities. Accordingly, we believe that our current directors capably fulfill the duties and responsibilities of an audit committee in the absence of such a designated expert at this time.

Compensation Committee

        For the reasons discussed above by the Audit Committee, we do not currently have a standing Compensation Committee. The compensation of the non-employee directors has been fixed since 2007. Compensation of the executive officers is contained, in the case of our CEO, in a long term contract which was negotiated by him with the independent members of the board of directors and covers his compensation and annual bonuses. The compensation of the other executive officer, our CFO, is proposed by the CEO and then reviewed and approved by the board of directors.

Compensation Committee Interlocks and Insider Participation

All of our officers and directors currently hold the same positions with our former subsidiary, Worlds Online Inc, As described above, we do not have a compensation committee and all of our directors perform the function of a compensation committee, except that Mr. Kidrin, our president and CEO, does not participate in any deliberations with respect to his compensation and physically removes himself from the presence of the other directors while they deliberate over his compensation and bonuses. Accordingly, Mr. Kidrin, who is both our president and CEO and of Worlds Online Inc. may be deemed to fall within the parameters of a compensation committee interlock. To address this situation, as described above, Mr. Kidrin recuses himself from all deliberations of the board with respect to his compensation.

Corporate Governance/Nominating Committee

As described above with respect to the other committees, we do not currently have a standing Corporate Governance/Nominating Committee and all of the current directors currently perform the function of such committee.

It is the Company’s intention, as promptly as reasonably possible and with due deliberative care, following the closing of this offering and the receipt of funds, to actively seek qualified candidates for the board of directors and to expand the size of the board of directors to accommodate the appointment of such qualified candidates to be able to establish independent Audit, Compensation and Corporate Governance/Nominating Committees.

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SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid by us during the fiscal periods ending December 31, 2012, and 2011, to our chief executive officer and chief financial officer. We did not have any other executive officers whose compensation exceeded $100,000 for those fiscal periods.

SUMMARY COMPENSATION TABLE (1)(2)
Name and principal position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Securities underlying options (g)	All Other Compensation ($) (i)	Total ($) (j)
Thomas Kidrin President and CEO	2012	$240,858	(3)	0	0	$652,642		0	$893,500	(3)
	2011	$192,308		0	0	0		0	$192,308
	2010	$115,385		0	0	0		0	$115,385
Chris Ryan, CFO	2012					$31,966			$31,966
	2011	0		0	0	0	0	0	0

(1) The above compensation does not include other personal benefits, the total value of which do not exceed $10,000.

(2) Pursuant to the regulations promulgated by the SEC, the table omits columns reserved for types of compensation not applicable to us.

(3) Mr. Kidrin has an employment agreement effective August 30, 2012 with a base annual salary of $175,000.  A portion of his compensation has been deferred due to lack of funds.

Stock Option Grants

The following table sets forth information as of December 31, 2012 concerning unexercised options, unvested stock and equity incentive plan awards for the executive officers named in the Summary Compensation Table.

 OUTSTANDING EQUITY AWARDS AT YEAR-ENDED DECEMBER 31, 2012

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Thom Kidrin	7,500,000	0	0	0.076	03-31-16
Christopher Ryan	300,000	0	0	0.115	09-30-17

Compensation of Directors

On September 5, 2007, the Board of Directors adopted a compensation program for the directors whereby each director will receive compensation in the form of stock options for serving on the board. Five-year non-qualified stock options to purchase 100,000 shares of the Corporation’s common stock are to be granted annually on January 1 to each director then in office at an exercise price equal to the last reported trading price of our common stock on that day, with such option to vest in 12 months, provided the director serves for at least six months, following the date of grant.  In addition, every director upon first joining our board receives 150,000 stock options that vest immediately and are exercisable for five years at a price equal to the last reported trading price of our common stock on that day.

The following table sets forth information concerning the compensation paid to each of our non-employee directors during 2012 for their services rendered as directors.

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DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Robert Fireman	0	0	10,655		10,655
Bernard Stolar	0	0	10,655		10,655

(1) This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2012 fiscal year for the fair value of stock options granted to the named director in fiscal year 2012, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized from these awards by the named director.

Employment Agreements

The Company is committed to an employment agreement with its President and CEO, Thom Kidrin. The agreement, dated as of August 30, 2012, is for five years with a one-year renewal option held by Mr. Kidrin.  The agreement provides for a base salary of $175,000, which increases 10% on September 1 of each year; a monthly car allowance of $500; an annual bonus equal to 2.5% of Pre-Tax Income (as defined in the agreement); an additional bonus as follows: $75,000, if Pre-Tax Income for the year is between 150% and 200% of the prior fiscal year’s Pre-Tax Income or (B) $100,000, if Pre-Tax Income for the year is between 201% and 250% of the prior fiscal year’s Pre-Tax Income or (C) $200,000, if Pre-Tax Income for the year is 251% or greater than the prior fiscal year’s Pre-Tax Income, but in no event shall this additional bonus exceed five (5%) percent of Pre-Tax Income for such year; payment of up to $10,000 in life insurance premiums; options to purchase 7.5 million shares of Worlds Inc. common stock at an exercise price of  $0.076 per share, all of which vested on August 30, 2012; a death benefit of at least $2 million dollars; and a payment equal to 2.99 times his base amount (as defined in the agreement) in the event of a Change of Control (as defined in the agreement).  The agreement also provides that Mr. Kidrin can be terminated for cause (as defined in the agreement) and that he is subject to restrictive covenants for 12 months after termination.

Stock Option Plan

On September 4, 2007, our board of directors adopted the 2007 Stock Option Plan which was presented to our shareholders for their approval at our next annual meeting.  The plan provides for the issuance of up to 25 million options of which not more than 22 million can be incentive stock options.  In 2012, 150,000 options were exercised, at December 31, 2012, 9,562,500 options were outstanding.  In 2013, 900,000 options were exercised, at December 31, 2013 8,150,500 options were outstanding.

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SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of January 10, 2014, the number of and percent of our common stock beneficially owned by:

•each of our directors;

•each of our named executive officers;

•our directors and executive officers as a group; and

•persons or groups known by us to own beneficially 5% or more of our common stock.

Unless otherwise specified, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

        A person is deemed to be the beneficial owner of securities that can be acquired by him within 60 days from __________, 2014 upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of ______, 2014 have been exercised and converted.

OFFICERS, DIRECTORS AND BENEFICIAL OWNERS, as of _______________, 2014

Name & Address of Beneficial Owner(1)	Amount & Nature of Beneficial Owner	% of Class(2)
Thomas Kidrin	8,790,000(3)	8.72%
Christopher Ryan	1,050,303(4)	1.12%
Robert Fireman	564,484(5)	0.50%
Bernard Stolar	200,000(6)	0.11%
Edward Gildea	250,000(7)	0.16%
Steven Chrust	6,023,661	6.46%
All directors and executive officers as a group (one person)	10,854,787(8)	10.40%

(1) Unless stated otherwise, the business address for each person named is Worlds Inc., 11 Royal Road, Brookline, MA  02445.

(2) Calculated pursuant to Rule 13d-3(d) (1) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by a person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. We believe that each individual or entity named has sole investment and voting power with respect to the shares of common stock indicated as beneficially owned by them (subject to community property laws where applicable) and except where otherwise noted.

(3) Includes 7.5 million currently exercisable stock options.

(4) Includes 300,000 currently exercisable stock options.

(5) Includes common shares and options directly and indirectly owned. 100,000 options do not vest until January 1, 2015.

(6) Consists of 100,000 options which do not vest until January 1, 2015.

(7) Consists of stock options, 150,000 of which are currently exercisable and 100,000 options which do not vest until January 1, 2015.

(8) Includes 8,150,000 currently exercisable stock options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We are not currently subject to the requirements of any stock exchange or inter-dealer quotation system with respect to having a majority of “independent directors” although we believe that we meet that standard inasmuch as Messrs. Stolar, Fireman and Gildea are “independent” and only Mr. Kidrin, by virtue of being our president and CEO, is not independent. Although we are not currently subject to such rule, the independence of our directors meets the definition of such term as contained in NASDAQ Rule 5605(a)(2).

We currently own 19.7% of the outstanding common stock of our former wholly-owned subsidiary, Worlds Online Inc., and it has officers and directors which mirror ours, although as described elsewhere herein it is the intent that our current non-employee directors will only serve during a transition period not to exceed 12 months.

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DESCRIPTION OF SECURITIES

General

        As of December 31, 2013, our authorized capital stock consisted of 150,000,000 shares of common stock, $0.001 par value per share, and 50,000,000 shares of preferred stock, $0.001 par value per share. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of January 10, 2014, there are 93,309,823 shares of our common stock issued and outstanding and no shares of preferred stock are issued and outstanding.

Common Stock

        Holders of our common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of the company. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding Series A convertible preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Warrants

        The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the form of the warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part of. Prospective investors should carefully review the terms and provisions set forth in the form of warrant.

        Exercisability.    The warrants are exercisable at any time up to the date that is five years from the closing of this offering. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the warrant, the holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

        Cashless Exercise.    In the event that a registration statement covering shares of common stock underlying the warrants, or an exemption from registration, is not available for the resale of such shares of common stock underlying the warrants, the holder may, in its sole discretion, exercise the warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. In no event shall we be required to make any cash payments or net cash settlement to the registered holder in lieu of issuance of common stock underlying the warrants.

        Exercise Price.    The initial exercise price per share of common stock purchasable upon exercise of the warrants is $________  per share [_____% of the public offering price of one share of common stock]. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

        Certain Adjustments.    The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock.

        Transferability.    Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to us together with the appropriate instruments of transfer.

        Warrant Agent and Exchange Listing.    The warrants will be issued in registered form under a warrant agency agreement between ____________________________________, as warrant agent, and us.

        Fundamental Transaction.    If, at any time while the warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our shares of common stock are permitted to sell, tender or exchange their shares of common stock for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding shares of common stock, (4) we effect any reclassification or recapitalization of our shares of common stock or any compulsory share exchange pursuant to which our shares of common stock are converted into or exchanged for other securities, cash or property, or (5) we consummate a stock or share purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding shares of common stock, each, a 'Fundamental Transaction,' then upon any subsequent exercise of the warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction.

        Rights as a Stockholder.    Except as otherwise provided in the warrants or by virtue of such holder's ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

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Preferred Stock

        Our certificate of incorporation provides that our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series and, by filing a certificate of designations pursuant to the applicable law of the State of Delaware (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof. The authority of the board of directors with respect to each series of Preferred Stock includes, but is not limited to, determination of the following:

• the designation of the series, which may be by distinguishing number, letter or title;

• the number of shares of the series, which number the board of directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

• whether dividends, if any, shall be paid, and, if paid, the date or dates upon which, or other times at which, such dividends shall be payable, whether such dividends shall be cumulative or noncumulative, the rate of such dividends (which may be variable) and the relative preference in payment of dividends of such series;

• the redemption provisions and price or prices, if any, for shares of the series;

• the terms and amounts of any sinking fund or similar fund provided for the purchase or redemption of shares of the series;

• the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our corporation;

• whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of our corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices, or rate or rates, any adjustments thereto, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

• restrictions on the issuance of shares of the same series or of any other class or series; and

• the voting rights, if any, of the holders of shares of the series.

We do not have any shares of preferred stock outstanding.

Stock Options

        As of January 9, 2014 we had 8,600,000 stock options issued and outstanding, of which 8,300,000 are exercisable, with a weighted average exercise price of $0.08 per share.

Warrants

        As of January 9, 2014 we had 5,273,214 warrants outstanding, all of which are exercisable, with a weighted average exercise price of $0.88 per share.

Anti-Takeover Provisions

Delaware Law

        We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

• prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

• upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

• on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

• any merger or consolidation involving the corporation and the interested stockholder;

• any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

• subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

• any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

• the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

        These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of our company. They could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of stockholders.

Amended and Restated Certificate of Incorporation and Bylaw Provisions

        Our amended and restated certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, the certificate of incorporation and bylaws, as applicable, among other things:

• provide our board of directors with the ability to alter its bylaws without stockholder approval; and

• provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

        Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

        However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Olde Monmouth Stock Transfer Co., Inc.

Listing

        The shares of our common stock are currently quoted on the OTC BB under the symbol “WDDD”. We have applied for the listing of our common stock on The American Stock Exchange under the symbol" ____"

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PLAN OF DISTRIBUTION

Pursuant to the terms and conditions of an engagement letter agreement dated as of November __, 2013, we have engaged Chardan Capital Markets, LLC as our exclusive placement agent for this offering. Chardan may engage selected-dealers or sub-agents in connection with this offering. Chardan is not purchasing or selling any shares or warrants, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of shares or warrants, other than to use their “best efforts” to arrange for the sale of shares and warrants by us. Therefore, we will enter into a purchase agreement directly with investors in connection with this offering and we may not sell the entire amount of shares and warrants being offered. The price per share of common stock has been determined based upon arm’s-length negotiations between the purchasers and us.

Commissions and Expenses

Upon the closing of this offering, we will pay the placement agent a cash transaction fee equal to __ percent (__%) of the gross proceeds to us from the sale of the shares and warrants in the offering. The following table shows the per share and total fees we will pay to the placement agent assuming the sale of all of the shares offered pursuant to this prospectus.

Per share $___

Total $___

We will also pay a cash fee of __ percent (__%) in the event of our receipt of proceeds from the cash exercise of warrants with an exercise period of one year or less issued in the offering, which exercises are solicited by Chardan.

In addition, we agreed to grant compensation warrants to the placement agent to purchase a number of shares of our common stock equal to five percent (5%) of the aggregate number of shares of common stock sold to the investors in this offering (not including any shares of common stock underlying the warrants issued in this offering),. The compensation warrants will have the same terms as the warrants issued to purchasers in the offering, except that the exercise price shall be $_____ (175% of the public offering price per unit), the warrants will expire on the five year anniversary following the effective date of the registration statement of which this prospectus is a part and the warrants will comply with Financial Industry Regulatory Authority, or FINRA. This prospectus covers the sale of the compensation warrants and the shares of our common stock issuable upon the exercise of the compensation warrants; provided, however, as required by FINRA Rule 5110(g)(1), neither the compensation warrants nor any shares issued upon exercise of the compensation warrants shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security:

•	by operation of law or by reason of reorganization of our Company;
•	to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period;

•	if the aggregate amount of securities of our company held by the holder of the compensation warrants or related person do not exceed 1% of the securities being offered;

•	that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

Subject to FINRA Rule 5110(f)(2)(D), we will reimburse Chardan for its expenses incurred in connection with this offering in an amount equal to 2.5% of the aggregate gross proceeds raised in the offering.

For a period of ___ months following the expiration or termination of the engagement letter, in the event that the Company consummates a subsequent financing, Chardan shall be entitled to receive the fees set forth in the engagement letter to the extent that such offering of equity securities is provided to us by investors whom Chardan introduced to us during the term of the engagement letter.

Our obligation to issue and sell units to the purchasers is subject to the conditions set forth in the subscription agreements, which may be waived by us at our discretion. A purchaser’s obligation to purchase units is subject to the conditions set forth in his or her subscription agreement as well, which may also be waived.

We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent’s fee, will be approximately $100,000, which includes legal and printing costs, various other fees and reimbursement of the placements agent’s expenses. At the closing, The Depository Trust Company will credit the shares of common stock to the respective accounts of the investors. We will mail warrants directly to the investors at the respective addresses set forth in their subscription agreement with us.

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Regulation M Restrictions

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any commissions received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants to purchase shares of common stock by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Lock-up Agreements

We and each of our officers and directors have agreed not to offer, sell, contract to sell or grant any option to sell or otherwise dispose of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 90 days after the last closing of the offering described herein. Chardan may, in its sole discretion, and at any time without notice, release some or all of the shares subject to lock-up agreements prior to the expiration of the 90-day period.

There are no agreements between Chardan and the Company or any of our stockholders or affiliates releasing them from this lock-up prior to the expiration of this 90-day period. Notwithstanding our lock-up agreement with Chardan, we may issue warrants, options and shares of capital stock (i) in connection with the conversion of convertible debt or the exercise of warrants and options outstanding prior to the closing of this offering and the grant of shares or options to our officers, directors, employees and consultants under our restricted stock and stock option plan and (ii) as otherwise contemplated by our engagement letter agreement with Chardan. In addition, we have agreed with Chardan not to make certain issuances or sales of our securities for a period of 90 days from the completion of this offering, without the prior written consent of Chardan.

Indemnification

The engagement letter agreement provides that we will indemnify the placement agent against specified liabilities, including liabilities under the Securities Act. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

State Blue Sky Information

We intend to offer and sell common stock offered hereby to institutional investors in certain states. However, we will not make any offer of these securities in any jurisdiction where the offer is not permitted or exempted.

Other

From time to time, the placement agent and its affiliates may provide, various investment banking, financial advisory and other services to us and our affiliates for which services they may in the future receive, customary fees. In the course of their businesses, the placement agent and its affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the placement agent and its affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, the placement agent has not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus and we do not expect to retain the placement agent to perform any investment banking or other financial services for at least 90 days after the date of this prospectus

Offer Restrictions Outside the United States

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

[Australia

        This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

        The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People's Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to "qualified domestic institutional investors."

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European Economic Area—Belgium, Germany, Luxembourg and Netherlands

        The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC ("Prospectus Directive"), as implemented in Member States of the European Economic Area (each, a "Relevant Member State"), from the requirement to produce a prospectus for offers of securities.

        An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a) to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c) to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

        This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers ("AMF"). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

        This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

        Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d'investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

        Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

        The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the "Prospectus Regulations"). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

        The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The securities may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

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Italy

        The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ--$$--Aga e la Borsa, "CONSOB" pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 ("Decree No. 58"), other than:

• to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 ("Regulation no. 1197l") as amended ("Qualified Investors"); and

• in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

        Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

• made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

• in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

        Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

        The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the "FIEL") pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

        This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are "qualified investors" (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

        This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are "qualified investors" (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

        The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

        This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

        Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such securities, may be rendered within the United Arab Emirates by the Company.

        No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

        Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended ("FSMA")) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to "qualified investors" (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA.

This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

        Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

        In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 ("FPO"), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together "relevant persons"). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

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LEGAL MATTERS

        The validity of the securities being offered by this prospectus has been passed upon for us by Feder Kaszovitz LLP, New York, New York.

EXPERTS

        The Company’s financial statements as of December 31, 2012 and 2011 and for the two years then ended included in this prospectus, have been so included in reliance on the report of Bongiovanni & Associates, P.A., an independent registered public accounting firm, appearing elsewhere herein (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements), given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. Copies of the reports and other information may be read and copied at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

        This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

• read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC's Public Reference Room; or

• obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

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Report of Independent Registered Public Accounting Firm

FL Office 7951 SW 6th St., Suite. 216 Plantation, FL 33324 Tel: 954-424-2345 Fax: 954-424-2230 NC Office 19720 Jetton Road, 3rd Floor Cornelius, NC 28031 Tel: 704-892-8733 Fax: 704-892-6487

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Worlds Inc.

We have audited the accompanying balance sheets of Worlds Inc. (the “Company”) as of December 31, 2012 and 2011 and related statements of operations, stockholders’ deficit, and cash flows for the two years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Worlds Inc. (a Delaware corporation) as of December 31, 2012 and 2011 and the results of its operations and its cash flows for two years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring operating losses, has an accumulated stockholders’ deficit, has negative working capital, has had minimal revenues from operations, and has yet to generate an internal cash flow that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/ Bongiovanni & Associates, CPA’s/

Bongiovanni & Associates, CPA’s

Certified Public Accountants

Cornelius, North Carolina

The United States of America

April 12, 2013

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Worlds Inc.
Balance Sheets
December 31, 2012 and 2011

	December 31, 2012	December 31, 2011
ASSETS:
Current Assets
Cash and cash equivalents	$95,069	$152,526
Due from related party	134,654	43,819
Prepaid expense	-	82,633
Total Current Assets	229,724	278,978

Patents	7,000	-

Total assets	$236,724	$278,978

LIABILITIES AND STOCKHOLDERS' DEFICIT:
Current Liabilities
Accounts payable	$797,908	$798,808
Accrued expenses	1,953,934	1,866,172
Notes payable	773,279	773,279

Total Current Liabilities	3,525,121	3,438,259

Stockholders' (Deficit)

Common stock (Par value $0.001 authorized 100,000,000 shares, issued and outstanding 79,813,071 and 74,862,146 at December 31, 2012 and 2011, respectively)	79,813	74,862
Common stock subscribed but not yet issued (1,500,000 and 525,000 at December 31, 2012 and 2011, respectively)	1,500	525
Subscription receivable	(10,000)	-
Additional paid in capital	26,580,244	25,231,804
Common stock-warrants	203,237	-
Deferred compensation	(12,500)	-
Accumulated deficit	(30,130,692)	(28,466,471)
Total stockholders deficit	(3,288,397)	(3,159,281)

Total Liabilities and stockholders' deficit	$236,724	$278,978

The Report of Independent Registered Public Accounting Firm and accompanying notes are an integral part of these financial statements

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Worlds Inc.
Statements of Operations
For the Years Ended December 31, 2012 and 2011

	For the Years Ended December 31,
	2012	2011
Revenues
Revenue	$—	$199

Total Revenue	—	199

Cost and Expenses

Cost of Revenue	—	86,459

Gross Profit/(Loss)	—	(86,260)

Option Expense	705,918	18,188
Common Stock issued for services renderred	361,685	1,056,849
Selling, General & Admin.	355,761	333,249
Salaries	240,858	200,094

Operating loss	(1,664,221)	(1,694,640)

Other Income (Expense)
Interest Expense	—

Net (Loss)	$(1,664,221)	$(1,694,640)

Weighted Average Loss per share	$(0.02)	$(0.02)
Weighted Average Common Shares Outstanding	76,792,137	69,984,791

The Report of Independent Registered Public Accounting Firm and accompanying notes are an integral part of these financial statements

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Worlds Inc.
Statement of Stockholders' Deficit
For the Years Ended December 31, 2012 and 2011

						Common	Common
						Shares	Stock			Total
			Additional			Subscribed	Subscribed		Accumulated	stockholders'
	Common stock	Common stock	Paid-in	Common stock	Subscription	but not	but not	Deferred	Deficit	equity
	Shares	Amount	capital	Warrants	Receivable	Issued	Issued	compensation		(deficit)

Balances, December 31, 2010	62,781,122	$62,780	$23,453,111	$—	$—	3,358,331	$3,358	$—	$(26,771,832)	$(3,252,582)
Conversion of debt to equity	309,741	310	72,065	—	—	—	—	—	—	72,375
Issuance of common stock for services rendered	5,348,619	5,349	1,088,133	—	—	500,000	500	—	—	1,093,982
Issuance of common stock for cash investment	4,333,331	4,333	149,000	—	—	(3,333,331)	(3,333)	—	—	150,000
Exercise of warrants	1,160,804	1,161	117,285	—	—	—	0	—	—	118,446
Exercise of stock options	928,529	929	57,071	—	—	—	—	—	—	58,000
Deferred revenue	—	—	276,950	—	—	—	—	—	—	276,950
Issuance of stock options	—	—	18,188	—	—	—	—	—	—	18,188
Net Loss for the year ended December 31, 2011	—	—	—	—	—	—	—	—	(1,694,640)	(1,694,640)
Balances, December 31, 2011	74,862,146	$74,862	$25,231,804			525,000	525	$—	$(28,466,471)	$(3,159,281)
Issuance of common stock for services rendered	3,100,925	3,101	371,609	—	—	(525,000)	(525)	(12,500)	—	361,684
Issuance of common stock for cash investment	1,700,000	1,700	466,800	—	(10,000))	1,500,000	1,500	—	—	460,000
Issuance of stock options	—	—	705,918	—	—	—	—	—	—	705,918
Exercise of stock options	150,000	150	7,350	—	—	—	—	—	—	7,500
Warrants issued with PPM	—		(203,237)	203,237	—	—	—	—	—	—
Net Loss for the year ended December 31, 2012	—	—	—	—	—	—	—	—	(1,664,221)	(1,664,221)
Balances, December 31, 2012	79,813,071	$79,813	$26,580,244	$203,237	$(10,000)	1,500,000	$1,500	$(12,500)	$(30,130,692)	$(3,288,397)

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Worlds Inc.
Statements of Cash Flows
For the Years Ended December 31, 2012 and 2011

	For the years ended December 31,
	2012	2011
Cash flows from operating activities:
Net (loss)	$(1,664,221)	$(1,694,640)
Adjustments to reconcile net loss to net cash (used in) operating activities
Depreciation	-	759
Fair value of stock options issued	705,918	18,188
Common stock issued for services renderred	361,684	1,093,982
Prepaid expense	82,633	(10,258)
Accounts payable and accrued expenses	86,864	63,420
Due from related party	(90,835)	(43,819)
Net cash (used in) operating activities:	(517,958)	(572,368)

Cash flows from investing activities:
Patent	(7,000)	-
Net cash (used in) investing activities:	(7,000)	-

Cash flows from financing activities
Proceeds from issuance of common stock	460,000	150,000
Proceeds from exercise of warrants	-	118,446
Proceeds from exercise of options	7,500	58,000
Repayment of officer loan payable	-	(2,400)
Net cash provided by financing activities	467,500	324,046

Net increase/(decrease) in cash and cash equivalents	(57,458)	(248,322)

Cash and cash equivalents, beginning of year	152,526	400,848

Cash and cash equivalents, end of year	$95,069	$152,526

Non-cash financing activities

Common stock issued for payable	$-	$72,375
Deferred revenue	-	276,950
Prepayment of expenses through issuance of common stock	-	82,633

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$-	$-
Income taxes	$-	$-

The Report of Independent Registered Public Accounting Firm and accompanying notes are an integral part of these financial statements

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Worlds Inc.

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2012 and 2011

NOTE 1 – DESCRIPTION OF BUSINESS AND SUMMARY OF ACCOUNTING POLICIES

Description of Business

On May 16, 2011, the Company transferred, through a spin-off to its then wholly owned subsidiary, Worlds Online Inc., the majority of its operations and related operational assets. The Company retained its patent portfolio which it intends to continue to increase and to more aggressively enforce against alleged infringers. The Company also entered into a License Agreement with Worlds Online Inc. to sublicense its patented technologies.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("US GAAP"), which contemplates continuation of the Company as a going concern. The Company has always been considered a developmental stage business, has incurred significant losses since its inception and has had minimal revenues from operations. The Company will require substantial additional funds for development and enforcement of its patent portfolio. There can be no assurance that the Company will be able to obtain the substantial additional capital resources to pursue its business plan or that any assumptions relating to its business plan will prove to be accurate. The Company has not been able to generate sufficient revenue or obtain sufficient financing which has had a material adverse effect on the Company, including requiring the Company to reduce operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. For the past year the Company has been operating at a significantly reduced capacity, with only one full time employee, performing primarily consulting services and licensing software and using consultants to perform any additional work that may be required.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents are comprised of highly liquid money market instruments, which have original maturities of three months or less at the time of purchase.

Due from Related Party

Due from related party is comprised of cash payments made by Worlds Inc. on behalf of Worlds Online Inc. for shared operating expenses.

Revenue Recognition

Effective for the second quarter of 2011, the Company spun off its online businesses to Worlds Online Inc. The Company’s sources of revenue after the spin off will be from sublicenses of the patented technology by Worlds Online and any revenue that may be generated from enforcing its patents. Prior to the spin-off, the Company had the following sources of revenue: (1) consulting/licensing revenue from the performance of development work performed on behalf of the Company, licensing revenue or from the sale of certain software to third parties; and (2) VIP subscriptions to our Worlds Ultimate 3-D Chat service. The Company recognizes revenue when all of the following criteria are met: evidence of an arrangement exists such as a signed contract, delivery has occurred, the price is fixed or determinable, and collectibility is reasonable assured. This will usually be in the form of a receipt of a customer’s acceptance indicating the product has been completed to their satisfaction except for development work and service revenue which is recognized when the services have been performed. Deferred revenue represents cash payments received in advance to be recorded as revenue when earned. The corresponding cost associated with those contracts is also deferred as deferred costs until the revenue is ultimately recognized.

Research and Development Costs

Research and development costs are charged to operations as incurred.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided on a straight line basis over the estimated useful lives of the assets ranging from three to five years. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income. Maintenance and repairs are charged to expense in the period incurred.

Impairment of Long Lived Assets

The Company evaluates the recoverability of its fixed assets and other assets in accordance with section 360-10-15 of the FASB Accounting Standards Codification for disclosures about Impairment or Disposal of Long-Lived Assets. Disclosure requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds its expected cash flows. If so, it is considered to be impaired and is written down to fair value, which is determined based on either discounted future cash flows or appraised values. The Company adopted the statement on inception. No impairments of these types of assets were recognized during 2012 and 2011.

Stock-Based Compensation

The Company accounts for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Income Taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

Notes Payable

The Company has $773,279 in short term notes outstanding at December 31, 2012 and 2011.

Deferred Revenue

As part of a debt refinancing in 2000, $631,950 of debt was renegotiated to deferred revenue representing future services to be provided by the Company. $355,000 has been amortized into income since then. The balance was transferred over to Worlds Online Inc. and no longer appears on the Company’s balance sheets.

Call Option Agreements

The Company has entered into call option agreements with 13 of its major shareholders. The call options give the Company the right to purchase up to 4,150,000 shares of stock back at prices ranging from $0.15 per share up to $0.40 per share. The Company issued an aggregate of 680,000 shares of stock to these shareholders as an inducement to enter into these call option agreements. The call option agreements have expiration dates of 1 and 2 years. In 2011, 12 of the call options were extended for 1 year. The Company issued 315,000 additional shares as an inducement to enter into the 1 year extensions. At December 31, 2012 all call options have expired

Comprehensive Income (Loss)

The Company reports comprehensive income and its components following guidance set forth by section 220-10 of the FASB Accounting Standards Codification which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the period covered in the financial statements.

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Loss Per Share

Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of December 31, 2012 and 2011.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

During 2000 the Company was involved in a lawsuit relating to unpaid consulting services. In April, 2001 a judgment against the Company was rendered for approximately $205,000. As of December 31, 2012, and 2011 the Company recorded a reserve of $205,000 for this lawsuit, which is included in accrued expenses in the accompanying balance sheets.

Risk and Uncertainties

The Company is subject to risks common to companies in the technology industries, including, but not limited to, litigation, development of new technological innovations and dependence on key personnel.

Off Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no adjustments to unrecognized income tax liabilities or benefits pursuant to the provisions of Section 740-10-25 for the years ended December 31, 2012 or 2011.

Subsequent Events

On March 14, 2013 the Company entered into strategic financing agreements with several institutional investors that could provide the Company with up to $2.3 million of debt financing based upon the amount of conversions and redemptions. The transaction documents provide, among other things, that (i) the investors will receive five year warrants in an amount equal to 100% of the number of shares of our common stock the investors would receive if the Notes (defined below) were converted on March 13, 2013, at an exercise price of $0.50 per share, (ii) $1.950 million of the funds will deposited in one of our bank accounts but will be subject to a control account agreement which will provide that the Company can only withdraw funds from the account as the investors convert or redeem the Notes, (iii) the investors have demand and piggy-back registration rights for the shares of common stock underlying the warrants and Notes, (iv) the Notes will be secured by a first priority security interest in all of our assets, other than its patents, (v) each investor may not convert any Note or exercise any warrants if doing so will cause the investor to own more than 4.99% of our outstanding common stock at any time, although under certain circumstances they can each own up to 9.99% of our outstanding common stock, (vi) we paid $40,000 of the investors’ legal fees incurred with respect to this transaction, and (vii) for the next three years the investors have a right to participate in up to 50% of any of our future financings. The warrants and Notes contain standard anti-dilution provisions and the Securities Purchase Agreements contains standard covenants for a financing of this nature. In the event the Company acquire any subsidiaries while the Notes are outstanding, such subsidiaries will be obligated to guaranty the Notes and any other obligations we owe to the investors pursuant to the transaction documents.

We issued an aggregate of $2.4 million face amount of Senior Secured Convertible Notes (the “Notes”). The Notes are divided into Series A, Series B and Series C with the Series A and B Notes aggregating to $1.95 million and the Series C Notes aggregating to $450,000. All of the Notes carry a 14% annual interest rate and are payable on March 13, 2016. Until July 1, 2013 (i) the Series A Notes initially convert into our common stock at a rate of $0.50 per share, (ii) the Series B initially convert at a rate of $0.75 per share and (iii) the Series C Notes initially convert at a rate of $0.35 per share, in each case subject to adjustments as provided in the Notes. Commencing July 1, 2013, the conversion rate for all Notes becomes the lower of (x) the conversion rate described above or (y) 85% of the average of the daily VWAP of each trading day during the twenty (20) consecutive trading day period ending on the trading day immediately prior to the conversion date, subject to adjustments as provided in the Notes. We have the right to redeem, at 120% of face value, up to 75% of the Series A and Series B Notes.

Recent Accounting Pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

In May 2011, FASB issued Accounting Standards Update No. 2011-04, “Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”).  ASU 2011-04 changes the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements to ensure consistency between U.S. GAAP and IFRS. ASU 2011-04 also expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This new guidance is to be applied prospectively.  The Company anticipates that the adoption of this standard will not materially expand its financial statement note disclosures.

In June 2011, FASB issued ASU No. 2011-05, “Comprehensive Income (ASC Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”), which amends current comprehensive income guidance.  This accounting update eliminates the option to present the components of other comprehensive income as part of the statement of shareholders’ equity.  Instead, the Company must report comprehensive income in either a single continuous statement of comprehensive income which contains two sections, net income and other comprehensive income, or in two separate but consecutive statements.  ASU 2011-05 will be effective for public companies during the interim and annual periods beginning after December 15, 2011, with early adoption permitted.  The Company is reviewing ASU 2011-05 to ascertain its impact on the Company’s financial position, results of operations or cash flows as it only requires a change in the format of the current presentation.

In September 2011, the FASB issued ASU 2011-08, “Testing Goodwill for Impairment”, which allows, but does not require, an entity when performing its annual goodwill impairment test the option to first do an initial assessment of qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount for purposes of determining whether it is even necessary to perform the first step of the two-step goodwill impairment test. Accordingly, based on the option created in ASU 2011-08, the calculation of a reporting unit’s fair value is not required unless, as a result of the qualitative assessment, it is more likely than not that fair value of the reporting unit is less than its carrying amount. If it is less, the quantitative impairment test is then required. ASU 2011-08 also provides for new qualitative indicators to replace those currently used. Prior to ASU 2011-08, entities were required to test goodwill for impairment on at least an annual basis, by first comparing the fair value of a reporting unit with its carrying amount. If the fair value of a reporting unit is less than its carrying amount, then the second step of the test is performed to measure the amount of impairment loss, if any. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company adopted ASU 2011-08 during the first quarter of fiscal 2013. The adoption of ASU 2011-08 did not impact the Company’s results of operations or financial condition.

In December 2011, FASB issued Accounting Standards Update 2011-11, “Balance Sheet - Disclosures about Offsetting Assets and Liabilities” to enhance disclosure requirements relating to the offsetting of assets and liabilities on an entity's balance sheet. The update requires enhanced disclosures regarding assets and liabilities that are presented net or gross in the statement of financial position when the right of offset exists, or that are subject to an enforceable master netting arrangement. The new disclosure requirements relating to this update are retrospective and effective for annual and interim periods beginning on or after January 1, 2013. The update only requires additional disclosures, as such, the Company does not expect that the adoption of this standard will have a material impact on its results of operations, cash flows or financial condition.

In July 2012, the FASB issued ASU No. 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment”. The guidance allows companies to perform a “qualitative” assessment to determine whether further impairment testing of indefinite-lived intangible assets is necessary, similar in approach to the goodwill impairment test.

ASU 2012-02 allows companies the option to first assess qualitatively whether it is more likely than not that an indefinite-lived intangible asset is impaired, before determining whether it is necessary to perform the quantitative impairment test. An entity is not required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative impairment test unless the entity determines that it is more likely than not that the asset is impaired. Companies can choose to perform the qualitative assessment on none, some, or all of its indefinite-lived intangible assets or choose to only perform the quantitative impairment test for any indefinite-lived intangible in any period.

ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The Company is in the process of evaluating the guidance and the impact ASU 2012-02 will have on its financial statements.

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NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Since its inception, the Company has had periods where it had only minimal revenues from operations. There can be no assurance that the Company will be able to obtain the additional capital resources to fully implement its business plan or that any assumptions relating to its business plan will prove to be accurate. The Company is pursuing sources of additional financing and there can be no assurance that any such financing will be available to the Company on commercially reasonable terms, or at all. Any inability to obtain additional financing will likely have a material adverse effect on the Company, including possibly requiring the Company to reduce and/or cease operations.

These factors raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 - PRIVATE PLACEMENTS OF EQUITY

During the year ended December 31, 2011, the Company issued an aggregate of 5,348,619 shares of common stock as payment for services rendered with an aggregate value of $1,093,482.

During the year ended December 31, 2011, the Company raised $118,446 with the exercise of warrants covering 1,160,804 shares of its common stock at a price per share ranging from $0.01 to $0.15 per share.

During the year ended December 31, 2011, the Company raised $58,000 with the exercise of options covering 928,529 shares of its common stock at a price ranging from $0.05 to $0.30 per share. 128,529 of those shares were exercised on a cashless basis by the surrender to the Company of an aggregate of 131,747 options with a value of $38,558 being equal to the difference in price between the exercise price and the market price on the date of exercise.

During the year ended December 31, 2011, the Company issued 4,333,331 common shares for a cash investment of $150,000. Included in these shares were 3,333,331 in shares from the prior year that were issued for $400,000.

During the year ended December 31, 2012, the Company sold 3,200,000 common shares for a cash investment of $307,000. $10,000 from the 4th quarter financing was not received until 2013 and 1,500,000 shares were subscribed but not yet issued at December 31, 2012.

During the year ended December 31, 2012, the Company issued an aggregate of 2,575,925 shares of common stock as payment for services rendered with an aggregate value of $374,184, $12,500 of which was deferred and performed in the first quarter in 2013. The Company also issued an aggregate of 525,000 shares of common stock for services rendered in prior years.

During the year ended December 31, 2012, the Company raised $7,500 with the exercise of options covering 150,000 shares of its common stock at a price of $0.05 per share.

NOTE 4 - NOTES PAYABLE

Short term notes payable at December 31, 2012 consist of the following:

Unsecured note payable to a shareholder bearing 8% interest.
Entire balance of principal and unpaid interest due on demand	$124,230

Unsecured note payable to a shareholder bearing 10% interest
Entire balance of principal and unpaid interest due on demand	$649,049

Total current	$773,279

2013	$773,279
2014	$-0-
2015	$-0-
2016	$-0-
2017	$-0-
$773,279

NOTE 5- PROPERTY AND EQUIPMENT

The detail composition of property and equipment at December 31, 2012 and December 31, 2011 is as follows:

	December 31,2012	December 31, 2011
Computer equipment	$10,891	$10,891
Less: accumulated depreciation	10,891	10,891
Net book value	$-0-	$-0-

Depreciation expense recorded for the years ended December 31, 2012 and 2011 was $0 and $759, respectively.

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NOTE 6 – STOCK OPTIONS

During the year ended December 31, 2012, the Company issued 8,000,000 stock options to directors and officers of the Company. 7,500,000 stock options were issued as part of the employment agreement with its President and CEO, Thom Kidrin. The stock option allows Thom Kidrin to purchase 7,500,000 shares of the Company’s common stock at $0.076 per share per each individual option. The options expire on March 31, 2014. The Company issued 300,000 stock options to Chris Ryan, the Company’s CFO. The stock option allows Chris Ryan to purchase 300,000 shares of the Company’s common stock at $0.0115 per share per each individual option. The options expire on September 30, 2017. The Company issued 100,000 shares to each of the Company’s directors, Bernard Stolar and Robert Fireman. The stock options allow each director to purchase 100,000 shares of the Company’s common stock at $0.0115 per share per each individual option. The options expire on September 30, 2017. The Company did not grant any registration rights with respect to any shares of common stock issuable upon exercise of the options.

During the period ended December 31, 2012, the Company recorded an expense of $705,918, equal to the estimated fair value of the options at the date of grants. The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 1.6% risk-free interest, 0% dividend yield, 279% volatility, and expected life of 1.5 years for Mr Kidrin’s options and 4.5 years for the remaining options.

No stock options were issued in the year ended December 31, 2011.

During the year ended December 31, 2011, 1,160,804 warrants were exercised and 928,529 stock options were exercised for cash proceeds of $118,446 and $58,000, respectively.

Stock Warrants and Options
Stock warrants/options outstanding and exercisable on December 31, 2012 are as follows:

Exercise Price per Share	Shares Under Option/warrant	Remaining Life in Years

Outstanding
$0.35	212,500	1.00
$0.20	300,000	1.00
$0.15	1,537,500	2.00
$0.115	500,000	4.83
$0.11	150,000	2.30
$0.11	300,000	.30
$0.076	7,500,000	1.25
$0.05	600,000	.85

Exercisable
$0.35	212,500	1.00
$0.20	300,000	1.00
$0.15	1,537,500	2.00
$0.11	150,000	2.30
$0.11	300,000	.30
$0.076	7,500,000	1.25
$0.05	600,000	.85

NOTE 7 - INCOME TAXES

At December 31, 2012, the Company had federal and state net operating loss carry forwards of approximately $41,200,000  that expire in various years through the year 2025.

Due to operating losses, there is no provision for current federal or state income taxes for the year ended December 31, 2012 and 2011.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company’s deferred tax asset at December 31, 2012 consists of net operating loss carry forwards calculated using federal and state effective tax rates equating to approximately $16,060,000 less a valuation allowance in the amount of approximately $16,060,000. Because of the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance. The valuation allowance increased by approximately $220,000 and $240,000 for the years ended December 31, 2012 and 2011, respectively.

The Company’s total deferred tax asset as of December 31, 2012 is as follows:

Net operating loss carry forwards	$16,060,000
Valuation allowance	(16,060,000)

Net deferred tax asset	$—

The reconciliation of income taxes computed at the federal and state statutory income tax rate to total income taxes for the year ended December 31, 2012 and 2011 is as follows:

Income tax computed at the federal statutory rate	34%
Income tax computed at the state statutory rate	5%
Valuation allowance	(39%)
Total deferred tax asset	0%

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NOTE 8 - EMPLOYMENT AGREEMENTS (COMMITMENT)

The Company is committed to an employment agreement with its President and CEO, Thom Kidrin. The agreement, dated as of August 30, 2012, is for five years with a one-year renewal option held by Mr. Kidrin.  The agreement provides for a base salary of $175,000, which increases 10% on September 1 of each year; a monthly car allowance of $500; an annual bonus equal to 2.5% of Pre-Tax Income (as defined in the agreement); an additional bonus as follows: $75,000, if Pre-Tax Income for the year is between 150% and 200% of the prior fiscal year’s Pre-Tax Income or (B) $100,000, if Pre-Tax Income for the year is between 201% and 250% of the prior fiscal year’s Pre-Tax Income or (C) $200,000, if Pre-Tax Income for the year is 251% or greater than the prior fiscal year’s Pre-Tax Income, but in no event shall this additional bonus exceed five (5%) percent of Pre-Tax Income for such year; payment of up to $10,000 in life insurance premiums; options to purchase 7.5 million shares of Worlds Inc. common stock at an exercise price of  $0.076 per share, all of which vested on August 30, 2012; a death benefit of at least $2 million dollars; and a payment equal to 2.99 times his base amount (as defined in the agreement) in the event of a Change of Control (as defined in the agreement).  The agreement also provides that Mr. Kidrin can be terminated for cause (as defined in the agreement) and that he is subject to restrictive covenants for 12 months after termination.

NOTE 9 - PATENTS

Worlds Inc. currently has seven patents, 6,219,045 - 7,181,690 - 7,493,558 – 7,945,856, - 8,082,501, 8,145,998 and 8,161,383. On March 30, 2012, the Company filed a patent infringement lawsuit against Activision Bizzard Inc., Blizzard Entertainment Inc. and Activision Publishing Inc. in the United States District Court for the District of Massachusetts. Susman Godfrey LLP is lead counsel for the Company. The costs to prosecute those parties that the Company and our legal counsel believe to be infringing on said patents were capitalized under patents until a resolution is reached.

There can be no assurance that the Company will be successful in our ability to prosecute our IP portfolio or that we will be able to acquire additional patents.

NOTE 10 - Subsequent Events

On March 14, 2013 the Company entered into strategic financing agreements with several institutional investors that could provide the Company with up to $2.3 million of debt financing based upon the amount of conversions and redemptions. The transaction documents provide, among other things, that (i) the investors will receive five year warrants in an amount equal to 100% of the number of shares of our common stock the investors would receive if the Notes (defined below) were converted on March 13, 2013, at an exercise price of $0.50 per share, (ii) $1.950 million of the funds will deposited in one of our bank accounts but will be subject to a control account agreement which will provide that the Company can only withdraw funds from the account as the investors convert or redeem the Notes, (iii) the investors have demand and piggy-back registration rights for the shares of common stock underlying the warrants and Notes, (iv) the Notes will be secured by a first priority security interest in all of our assets, other than its patents, (v) each investor may not convert any Note or exercise any warrants if doing so will cause the investor to own more than 4.99% of our outstanding common stock at any time, although under certain circumstances they can each own up to 9.99% of our outstanding common stock, (vi) we paid $40,000 of the investors’ legal fees incurred with respect to this transaction, and (vii) for the next three years the investors have a right to participate in up to 50% of any of our future financings. The warrants and Notes contain standard anti-dilution provisions and the Securities Purchase Agreements contains standard covenants for a financing of this nature. In the event the Company acquire any subsidiaries while the Notes are outstanding, such subsidiaries will be obligated to guaranty the Notes and any other obligations we owe to the investors pursuant to the transaction documents.

We issued an aggregate of $2.4 million face amount of Senior Secured Convertible Notes (the “Notes”). The Notes are divided into Series A, Series B and Series C with the Series A and B Notes aggregating to $1.95 million and the Series C Notes aggregating to $450,000. All of the Notes carry a 14% annual interest rate and are payable on March 13, 2016. Until July 1, 2013 (i) the Series A Notes initially convert into our common stock at a rate of $0.50 per share, (ii) the Series B initially convert at a rate of $0.75 per share and (iii) the Series C Notes initially convert at a rate of $0.35 per share, in each case subject to adjustments as provided in the Notes. Commencing July 1, 2013, the conversion rate for all Notes becomes the lower of (x) the conversion rate described above or (y) 85% of the average of the daily VWAP of each trading day during the twenty (20) consecutive trading day period ending on the trading day immediately prior to the conversion date, subject to adjustments as provided in the Notes. We have the right to redeem, at 120% of face value, up to 75% of the Series A and Series B Notes.

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Worlds Inc.
Balance Sheets
September 30, 2013 and December 31, 2012
	Unaudited	Audited
	Sept. 30, 2013	December 31, 2012
ASSETS:
Current Assets
Cash and cash equivalents	$63,836	$95,069
Due from related party	266,196	134,654
Total Current Assets	330,032	229,724

Patents	7,000	7,000

Total assets	$337,032	$236,724

LIABILITIES AND STOCKHOLDERS' DEFICIT:
Current Liabilities
Accounts payable	$797,908	$797,908
Accrued expenses	1,949,651	1,953,934
Derivative liability	359,127	—
Notes payable	773,279	773,279
Convertible notes payable, net	79,726	—
Total Current Liabilities	3,959,691	3,525,121

Long Term Liabilities
Promissory note payable	50,000	—
Total Liabilities	4,009,691	3,525,121

Stockholders' (Deficit)

Common stock (Par value $0.001 authorized 100,000,000 shares, issued and outstanding 92,928,477 and 79,813,071 at September 30, 2013 and December 31, 2012, respectively)	92,929	79,813
Common stock subscribed but not yet issued (0 and 1,500,000 at September 30, 2013 and December 31, 2012, respectively)	—	1,500
Subscription receivable	—	(10,000)
Additional paid in capital	29,882,333	26,580,244
Common stock-warrants	97,869	203,237
Deferred compensation	(160,867)	(12,500)
Accumulated deficit	(33,584,923)	(30,130,692)
Total stockholders deficit	(3,672,659)	(3,288,398)

Total Liabilities and stockholders' deficit	$337,032	$236,723

See Notes to Condensed Financial Statements

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Worlds Inc.
Statements of Operations
Nine and Three Months Ended September 30, 2013 and 2012

	Unaudited Nine months ended Sept. 30		Unaudited Three months ended Sept. 30
	2013	2012	2013		2012

Revenues

Revenue	$—	$—	$—		$—

Total Revenue	—	—	—		—

Cost and Expenses

Cost of Revenue		—			—

Gross Profit/(Loss)	—	—	—		—

Option Expense
Common Stock issued for services renderred	2,955,915	299,333	2,723,399		65,297
Selling, General & Admin.	431,856	211,614	66,775		53,077
Salaries and related	159,357	197,108	47,119		68,267
Operating loss	(3,547,128)	(708,055)	(2,837,293)		(186,641)

Other Income (Expense)
Gain on change in fair value of derivative liability	456,929	—	6,399		—
Interest Expense	(365,462)	—	(53,558)		—
Interest Income	1,430	—	—		—
Net (Loss)	$(3,454,231)	$(708,055)	$(2,884,452)		$(186,641)

Weighted Average Loss per share	$(0.04)	$(0.01)	$(0.03)	$	*
Weighted Average Common Shares Outstanding	84,998,810	76,194,707	89,243,523		77,132,854

* - less than $0.01

See Notes to Condensed Financial Statements

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Worlds Inc.
Statements of Cash Flows
Nine Months Ended September 30, 2013 and 2012
	Unaudited	Unaudited
	2013	2012
Cash flows from operating activities:
Net (loss)	$(3,454,231)	$(708,055)
Adjustments to reconcile net loss to net cash (used in) operating activities
Common stock issued for services renderred	2,955,915	299,333
Amortization of discount to note payable	259,178	—
Derivative expenses	586,195	—
Changes in fair value of derivative liabilities	(969,566)	—
Accounts payable and accrued expenses	(4,283)	33,571
Due from related party	(131,542)	(21,970)
Net cash (used in) operating activities:	(758,334)	(397,121)

Cash flows from investing activities:
Patent	—	(7,000)
Net cash (used in) investing activities:	—	(7,000)

Cash flows from financing activities
Proceeds from issuance of common stock	97,500	250,000
Proceeds from exercise of options	—	7,500
Proceeds from exercise of warrants	131,000	—
Proceeds from promissory note	50,000	—
Proceeds from issuance of note payable	2,400,000	—
Redemption of notes payable	(1,951,400)	—
Net cash provided by financing activities	727,100	257,500

Net increase/(decrease) in cash and cash equivalents	(31,234)	(146,621)

Cash and cash equivalents, including restricted, beginning of year	95,069	152,526

Cash and cash equivalents, including restricted, end of period	$63,836	$5,905

Non-cash financing activities

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$—	$—
Income taxes	$—	$—

See Notes to Condensed Financial Statements

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Worlds Inc.

NOTES TO FINANCIAL STATEMENTS

Nine Months Ended September 30, 2013

(Unaudited)

NOTE 1 – DESCRIPTION OF BUSINESS AND SUMMARY OF ACCOUNTING POLICIES

Description of Business

On May 16, 2011, the Company transferred, through a spin-off to its then wholly owned subsidiary, Worlds Online Inc., the majority of its operations and related operational assets. The Company retained its patent portfolio which it intends to continue to increase and to more aggressively enforce against alleged infringers. The Company also entered into a License Agreement with Worlds Online Inc. to sublicense its patented technologies.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with both generally accepted accounting principles for interim financial information, and the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) that are, in the opinion of management, considered necessary for a fair presentation of the results for the interim periods presented. Interim results are not necessarily indicative of results for a full year.

The unaudited condensed consolidated financial statements and related disclosures have been prepared with the presumption that users of the interim financial information have read or have access to the Company’s annual audited consolidated financial statements for the preceding fiscal year. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the related notes for the years ended December 31, 2012 and 2011 thereto contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents are comprised of highly liquid money market instruments, which have original maturities of three months or less at the time of purchase.

Due from Related Party

Due from related party is comprised of cash payments made by Worlds Inc. on behalf of Worlds Online Inc. for shared operating expenses.

Revenue Recognition

Effective for the second quarter of 2011, the Company spun off its online businesses to Worlds Online Inc. The Company’s sources of revenue after the spin off is expected to be from sublicenses of the patented technology by Worlds Online and any revenue that may be generated from enforcing its patents. Prior to the spin-off, the Company had the following sources of revenue: (1) consulting/licensing revenue from the performance of development work performed on behalf of the Company and licensing revenue or from the sale of certain software to third parties; and (2) VIP subscriptions to our Worlds Ultimate 3-D Chat service. Following the spin-off we expect to receive revenue from royalties on licenses of our IP and from litigation settlements from infringers of our IP. The Company recognizes revenue when all of the following criteria are met: evidence of an arrangement exists such as a signed contract, delivery has occurred, the price is fixed or determinable, and collectibility is reasonable assured. This will usually be in the form of a receipt of a customer’s acceptance indicating the product has been completed to their satisfaction except for development work and service revenue which is recognized when the services have been performed. Deferred revenue represents cash payments received in advance to be recorded as revenue when earned. The corresponding cost associated with those contracts is also deferred as deferred costs until the revenue is ultimately recognized.

Research and Development Costs

Research and development costs are charged to operations as incurred.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided on a straight line basis over the estimated useful lives of the assets ranging from three to five years. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income. Maintenance and repairs are charged to expense in the period incurred.

Impairment of Long Lived Assets

The Company evaluates the recoverability of its fixed assets and other assets in accordance with section 360-10-15 of the FASB Accounting Standards Codification (“ASC”) for disclosures about Impairment or Disposal of Long-Lived Assets. Disclosure requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds its expected cash flows. If so, it is considered to be impaired and is written down to fair value, which is determined based on either discounted future cash flows or appraised values. The Company adopted the statement on inception. No impairments of these types of assets were recognized during the nine months ended September 30, 2013 and 2012.

Stock-Based Compensation

The Company accounts for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB ASC for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Income Taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB ASC. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

Notes Payable

The Company has $773,279 in short term notes outstanding at September 30, 2013.

Comprehensive Income (Loss)

The Company reports comprehensive income and its components following guidance set forth by section 220-10 of the FASB ASC which establishes standards for the reporting and display of comprehensive income and its components in the consolidated financial statements. There were no items of comprehensive income (loss) applicable to the Company during the period covered in the consolidated financial statements.

Loss Per Share

Net loss per common share is computed pursuant to section 260-10-45 of the FASB ASC. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. As of September 30, 2013, there were 8,462,500 options and 5,273,214 warrants whose effect was anti-dilutive and not included in diluted net loss per share for the three and nine months ended September 30, 2013. The options and warrants may dilute future earnings per share.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB ASC to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Risk and Uncertainties

The Company is subject to risks common to companies in the technology industries, including, but not limited to, litigation, development of new technological innovations and dependence on key personnel.

Off Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no adjustments to unrecognized income tax liabilities or benefits pursuant to the provisions of FASB ASC 740-10-25 for the nine months ended September 30, 2013 and 2012.

Recent Accounting Pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements up to ASU 2013-09, and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its consolidated financial condition or the consolidated results of its operations.

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NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Since its inception, the Company has had periods where it had only minimal revenues from operations. There can be no assurance that the Company will be able to obtain the additional capital resources to fully implement its business plan or that any assumptions relating to its business plan will prove to be accurate. The Company is pursuing sources of additional financing and there can be no assurance that any such financing will be available to the Company on commercially reasonable terms, or at all. Any inability to obtain additional financing will likely have a material adverse effect on the Company, including possibly requiring the Company to reduce and/or cease operations.

These factors raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 - PRIVATE PLACEMENTS OF EQUITY

During the nine months ended September 30, 2013, the Company sold 875,000 common shares for a cash investment of $87,500. The company received $10,000 for stock issued in 2012 and recorded as subscription receivable.

During the nine months ended September 30, 2013, the Company raised $120,000 with the exercise of warrants covering 800,000 shares of its common stock at a price of $0.15 per share.

During the nine months ended September 30, 2013, 100,000 stock options were exercised at a price of $0.11 per share for cash proceeds of $11,000.

During the nine months ended September 30, 2013, the Company issued an aggregate of 7,675,800 shares of common stock as payment for services rendered with an aggregate value of $2,609,332, $160,867 of which was recorded as deferred compensation as of September 30, 2013.

During the nine months ended September 30, 2013, the Company issued 1,500,000 common shares for a cash investment of $150,000 which was received in 2012. The shares were not issued as of December 31, 2012, and were recorded as common stock subscribed but not yet issued at December 31, 2012.

During the nine months ended September 30, 2012, the Company issued 1,000,000 common shares for a cash investment of $250,000.

During the nine months ended September 30, 2012, the Company issued an aggregate of 3,323,382 shares of common stock as payment for services rendered with an aggregate value of $299,333.

During the nine months ended September 30, 2012, the Company raised $7,500 with the exercise of options covering 150,000 shares of its common stock at a price of $0.05 per share.

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NOTE 4 - NOTES PAYABLE

We issued an aggregate of $2.4 million face amount of Senior Secured Convertible Notes (the “Notes”). The Notes are divided into Series A, Series B and Series C with the Series A and B Notes aggregating to $1.95 million and the Series C Notes aggregating to $450,000. The Series A and Series B notes were exchanged by the return of the face amount of the notes and for 7 million shares of common stock of the Company. The remaining Series C note carries a 14% annual interest rate upon default and is payable on March 13, 2016. The Company has determined that the conversion feature of the Note represent an embedded derivative since the Note is convertible into a variable number of shares upon conversion. This Notes is classified as a derivative liability and not a note payable, see Note 10 below.

Notes payable at September 30, 2013 consist of the following:

Unsecured note payable to a shareholder bearing 8% interest.
Entire balance of principal and unpaid interest due on demand	$124,230

Unsecured note payable to a shareholder bearing 10% interest
Entire balance of principal and unpaid interest due on demand	$649,049

Total current	$773,279

2013	$773,279
2014	$-0-
2015	$50,000
2016	$-0-
2017	$-0-
$823,229

We issued a promissory note in the amount of $50,000 on September 30, 2013. The promissory note carries a 6% annual interest rate and is payable upon the earlier of (a) 24 months from the date of the promissory note or (b) the Company reaching a settlement(s) on a patent infringement claim(s) and receiving an aggregate of at least $2 million net proceeds from such settlement(s).

The holder of the promissory note shall receive repayment in the full face amount of the note from the initial $500,000 the Company actually receives from the net proceeds of its patent infringement claim(s) or from the net proceeds of a public offering. In addition the holder shall receive a preferred return (i) in an amount equal to up to 200% of the initial face amount of the note out of available cash by sharing with all other investors in this series of notes in the allocation of 50% of the available cash received by the Company form $2M - $4M and (ii) in an amount equal to up to 100% of the initial face amount of the note out of available cash by sharing with all other investors in this series of notes in the allocation of 25% of the available cash received by the Company from $4M - $6M. In other words, if the Company collects $6M in the net proceeds of available cash, the holder will receive a return equal to 400% of its investment.

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NOTE 5 – STOCK OPTIONS

During the nine months ended September 30, 2013, the Company issued 4,535,714 warrants as part of the offering of the senior secured convertible notes. During the nine months ended September 30, 2013, 800,000 warrants were exercised for cash proceeds of $120,000. During the nine months ended September 30, 2013, 100,000 stock options were exercised for cash proceeds of $11,000. During the nine months ended September 30, 2013, 900,000 stock options were exercised through a cashless exercise of options resulting in the issuance of 639,606 shares of common stock.

During the nine months ended September 30, 2012, stock options representing 150,000 shares at $0.05 per share were exercised. No warrants were exercised.

Stock Warrants and Options
Stock warrants/options outstanding and exercisable on September 30, 2013 are as follows:

Exercise Price per Share		Shares Under Option/warrant	Remaining Life in Years

	Outstanding
	$1.00	4,535,714	4.46
	$0.35	212,500	0.25
	$0.20	100,000	0.25
	$0.19	200,000	4.25
	$0.15	737,500	1.25
	$0.115	300,000	4.08
	$0.11	150,000	1.55
	$0.076	7,500,000	0.50
$
	Exercisable
	$1.00	4,535,714	4.46
	$0.35	212,500	0.25
	$0.20	100,000	0.25
	$0.15	737,500	1.25
	$0.115	300,000	4.08
	$0.11	150,000	1.55
	$0.076	7,500,000	0.50

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NOTE 6 - INCOME TAXES

At September 30, 2013, the Company had federal and state net operating loss carry forwards of approximately $44,469,000 that expire in various years through the year 2026.

Due to operating losses, there is no provision for current federal or state income taxes for the nine months ended September 30, 2013 and 2012.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company’s deferred tax asset at September 30, 2013 consists of net operating loss carry forwards calculated using federal and state effective tax rates equating to approximately $17,343,000 less a valuation allowance in the amount of approximately $17,343,000. Because of the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance. The valuation allowance increased by approximately $1,283,000 and $200,000 for the nine months ended September 30, 2013 and 2012, respectively.

The Company’s total deferred tax asset as of September 30, 2013 is as follows:

Net operating loss carry forwards	$17, 343,000
Valuation allowance	(17,343,000)

Net deferred tax asset	$—

The reconciliation of income taxes computed at the federal and state statutory income tax rate to total income taxes for the nine months ended September 30, 2013 and 2012 is as follows:

Income tax computed at the federal statutory rate	34%
Income tax computed at the state statutory rate	5%
Valuation allowance	(39%)
Total deferred tax asset	0%

NOTE 7 - COMMITMENTS AND CONTINGENCIES

The Company is committed to an employment agreement with its President and CEO, Thom Kidrin. The agreement, dated as of August 30, 2012, is for five years with a one-year renewal option held by Mr. Kidrin.  The agreement provides for a base salary of $175,000, which increases 10% on September 1 of each year; a monthly car allowance of $500; an annual bonus equal to 2.5% of Pre-Tax Income (as defined in the agreement); an additional bonus as follows: $75,000, if Pre-Tax Income for the year is between 150% and 200% of the prior fiscal year’s Pre-Tax Income or (B) $100,000, if Pre-Tax Income for the year is between 201% and 250% of the prior fiscal year’s Pre-Tax Income or (C) $200,000, if Pre-Tax Income for the year is 251% or greater than the prior fiscal year’s Pre-Tax Income, but in no event shall this additional bonus exceed five (5%) percent of Pre-Tax Income for such year; payment of up to $10,000 in life insurance premiums; options to purchase 7.5 million shares of Worlds Inc. common stock at an exercise price of  $0.076 per share, all of which vested on August 30, 2012; a death benefit of at least $2 million dollars; and a payment equal to 2.99 times his base amount (as defined in the agreement) in the event of a Change of Control (as defined in the agreement).  The agreement also provides that Mr. Kidrin can be terminated for cause (as defined in the agreement) and that he is subject to restrictive covenants for 12 months after termination.

The Company is committed to a consulting agreement with an unrelated business consultant. The contract is dated January 1, 2012, calls for monthly payments in the amounts of $5,000 for the 24 month term of the contract and expires on December 31, 2013.

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NOTE 8 - RELATED PARTY TRANSACTIONS

On May 16, 2011, the Company transferred, through a spin-off to its then wholly owned subsidiary, Worlds Online Inc., the majority of its operations and related operational assets. The Company retained its patent portfolio which it intends to continue to increase and to more aggressively enforce against alleged infringers. The Company also entered into a License Agreement with Worlds Online Inc. to sublicense its patented technologies.

Due from related party is comprised of cash payments made by Worlds Inc. on behalf of Worlds Online Inc. for shared operating expenses. The balance due at September 30, 2013 is $266,196.

NOTE 9 - PATENTS

Worlds Inc. currently has nine patents, 6,219,045 - 7,181,690 - 7,493,558 – 7,945,856, - 8,082,501, – 8,145,998 – 8,161,383 - 8,407,592 and 8,640,028. On March 30, 2012, the Company filed a patent infringement lawsuit against Activision Bizzard Inc., Blizzard Entertainment Inc. and Activision Publishing Inc. in the United States District Court for the District of Massachusetts. Susman Godfrey LLP is lead counsel for the Company. The costs to prosecute those parties that the Company and our legal counsel believe to be infringing on said patents were capitalized under patents until a resolution is reached.

There can be no assurance that the Company will be successful in its ability to prosecute its IP portfolio or that we will be able to acquire additional patents.

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NOTE 10 – DERIVATIVE LIABILITIES

On March 20, 2013 the Company entered into strategic financing agreements with several institutional investors that could provide the Company with up to $2.3 million of debt financing based upon the amount of conversions and redemptions. The transaction documents provide, among other things, that (i) the investors will receive five year warrants in an amount equal to 100% of the number of shares of our common stock the investors would receive if the Notes (defined below) were converted on March 13, 2013, at an exercise price of $0.50 per share, (ii) $1.950 million of the funds will deposited in one of our bank accounts but will be subject to a control account agreement which will provide that the Company can only withdraw funds from the account as the investors convert or redeem the Notes, (iii) the investors have demand and piggy-back registration rights for the shares of common stock underlying the warrants and Notes, (iv) the Notes will be secured by a first priority security interest in all of our assets, other than our patents, (v) each investor may not convert any Note or exercise any warrants if doing so will cause the investor to own more than 4.99% of our outstanding common stock at any time, although under certain circumstances they can each own up to 9.99% of our outstanding common stock, (vi) we paid $40,000 of the investors’ legal fees incurred with respect to this transaction, and (vii) for the next three years the investors have a right to participate in up to 50% of any of our future financings. The warrants and Notes contain standard anti-dilution provisions and the Securities Purchase Agreements contains standard covenants for a financing of this nature. In the event the Company acquires any subsidiaries while the Notes are outstanding, such subsidiaries will be obligated to guaranty the Notes and any other obligations we owe to the investors pursuant to the transaction documents.

On July 15, 2013 we entered into Amendment and Exchange Agreements with each of the existing holders of our Series A, B and C Senior Secured Convertible Notes and related warrants to purchase our common stock, which securities were originally issued pursuant to that certain Securities Purchase Agreement dated as of March 14, 2013 (“Securities Purchase Agreement”), by and among us and such holders.

Each Exchange Agreement provides for, among other things, that:

(i)	Various restrictive provisions of the Securities Purchase Agreement and the Class C Senior Secured Convertible Notes were either eliminated by amendment or waived;
(ii)	the related warrants, initially exercisable into an aggregate of 4,535,714 shares of Common Stock at an initial exercise price of $0.50, were exchanged for new warrants, initially exercisable into an aggregate of 4,535,714 shares of Common Stock at an initial exercise price of $1.00; and
(iii)	the Series A and B Senior Secured Convertible Notes, with an aggregate original principal amount of $1,950,000, were exchanged for an aggregate of 7 million shares of our common stock and the payment by the Company to such holders of an aggregate of approximately $1,951,400 (the remaining cash amount held in a control account pursuant to the terms and conditions of the Series A and B Senior Secured Convertible Notes)

The Company has determined that the conversion feature of the Note represent an embedded derivative since the Note is convertible into a variable number of shares upon conversion. Accordingly, the Note is not considered to be conventional debt under EITF 00-19 and the embedded conversion feature must be bifurcated from the debt host and accounted for as a derivative liability. Accordingly, the fair value of this derivative instrument has been recorded as a liability on the balance sheet with the corresponding amount recorded as a discount to the Note. Such discount will be accreted from the grant date to the maturity date of the Note. The change in the fair value of the derivative liability will be recorded in other income or expenses in the statement of operations at the end of each period, with the offset to the derivative liability on the balance sheet. The beneficial conversion feature included in the Note resulted in an initial debt discount of $450,000 and an initial loss on the valuation of derivative liabilities of $96,119 based on the initial fair value of the derivative liability of $546,119. The fair value of the embedded derivative liability was calculated at grant date utilizing the following assumptions:

Grant Date	Fair Value	Term (Years)	Assumed Conversion Price	Market Price on Grant Date	Volatility Percentage	Risk-free Rate
3/20/13	$546,119	3.0	$0.326	$0.465	238%	0.0038

At September 30, 2013, the Company revalued the embedded derivative liability. For the period from the grant date to September 30, 2013, the Company decreased the derivative liability of $546,119 by $186,992 resulting in a derivative liability of $359,127 at September 30, 2013.

The fair value of the embedded derivative liability was calculated at September 30, 2013 utilizing the following assumptions:

Fair Value	Term (Years)	Assumed Conversion Price	Volatility Percentage	Risk-free Rate
$359,127	2.47	$0.213	212%	0.0063

The carrying value of the Notes was $359,127 as of September 30, 2013. The Company recorded interest expense related to this note of $33,658 and amortization of the debt discount in the amount of $80,137 during the period ended September 30, 2013.

NOTE 11 - SUBSEQUENT EVENT

On October 6th through October 27, 2013 we issued four Promissory Notes totaling $175,000. One of the Promissory Notes in the amount $50,000 was in lieu of payment of cash for an outstanding balance due to a consultant of the Company.

The promissory notes carry a 6% annual interest rate and is payable upon the earlier of (a) 24 months from the date of the promissory notes or (b) the Company reaching a settlement(s) on a patent infringement claim(s) and receiving an aggregate of at least $2 million net proceeds from such settlement(s).

The holders of the promissory notes shall receive repayment in the full face amount of the notes from the initial $500,000 the Company actually receives from the net proceeds of its patent infringement claim(s) or from the net proceeds of a public offering. In addition, the holders shall receive a preferred return (i) in an amount equal to up to 200% of the initial face amount of the notes out of available cash by sharing with all other investors in this series of notes in the allocation of 50% of the available cash received by the Company from $2M - $4M and (ii) in an amount equal to up to 100% of the initial face amount of the notes out of available cash by sharing with all other investors in this series of notes in the allocation of 25% of the available cash received by the Company from $4M - $6M. In other words, if the Company collects $6M in the net proceeds of available cash, the holder will receive a return equal to 400% of its investment.

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_____________ Shares of Common Stock and _____________ Warrants

WORLDS INC.

PROSPECTUS

Chardan Capital Markets, LLC

                         ____________, 2014

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table provides information regarding the various actual and anticipated expenses payable by us in connection with the issuance and distribution of the securities being registered hereby. All amounts shown are estimates except the Securities and Exchange Commission registration fee, the FINRA filing fee and the AMEX initial listing fee.

Item	Amount
SEC registration fee
FINRA filing fee
AMEX initial listing fee
Legal fees and expenses
Accounting fees and expenses
Printing and engraving expenses
Transfer agent and registrar fees and expenses
Miscellaneous fees and expenses

Total	$

Item 14.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

        The Company's Certificate of Incorporation and By-Laws provide that it will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

        The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

• any breach of the director's duty of loyalty to the corporation or its stockholders;

• acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

• payments of unlawful dividends or unlawful stock repurchases or redemptions; or

• any transaction from which the director derived an improper personal benefit.

        The Company's Certificate of Incorporation and By-Laws provide that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification

Item 15.    Recent Sales of Unregistered Securities

During the year ended December 31, 2011, the Company issued an aggregate of 5,348,619 shares of common stock as payment for services rendered with an aggregate value of $1,093,482.

During the year ended December 31, 2011, the Company raised $118,446 with the exercise of warrants covering 1,160,804 shares of its common stock at a price per share ranging from $0.01 to $0.15 per share.

 During the year ended December 31, 2011, the Company raised $58,000 with the exercise of options covering 928,529 shares of its common stock at a price ranging from $0.05 to $0.30 per share. 128,529 of those shares were exercised on a cashless basis by the surrender to the Company of an aggregate of 131,747 options with a value of $38,558 being equal to the difference in price between the exercise price and the market price on the date of exercise.

During the year ended December 31, 2011, the Company issued 4,333,331 common shares for a cash investment of $150,000. Included in these shares were 3,333,331 in shares from the prior year that were issued for $400,000.

During the year ended December 31, 2012, the Company sold 3,200,000 common shares for a cash investment of $307,000. $10,000 from the 4th quarter financing was not received until 2013 and 1,500,000 shares were subscribed but not yet issued at December 31, 2012.

During the year ended December 31, 2012, the Company issued an aggregate of 2,575,925 shares of common stock as payment for services rendered with an aggregate value of $374,184, $12,500 of which was deferred and performed in the first quarter in 2013. The Company also issued an aggregate of 525,000 shares of common stock for services rendered in prior years.

During the year ended December 31, 2012, the Company raised $7,500 with the exercise of options covering 150,000 shares of its common stock at a price of $0.05 per share.

During the nine months ended September 30, 2013, the Company sold 875,000 common shares for a cash investment of $87,500. The company received $10,000 for stock issued in 2012 and recorded as subscription receivable.

During the nine months ended September 30, 2013, the Company raised $120,000 with the exercise of warrants covering 800,000 shares of its common stock at a price of $0.15 per share.

During the nine months ended September 30, 2013, 100,000 stock options were exercised at a price of $0.11 per share for cash proceeds of $11,000.

During the nine months ended September 30, 2013, the Company issued an aggregate of 7,675,800 shares of common stock as payment for services rendered with an aggregate value of $2,609,332, $160,867 of which was recorded as deferred compensation as of September 30, 2013.

During the nine months ended September 30, 2013, the Company issued 1,500,000 common shares for a cash investment of $150,000 which was received in 2012. The shares were not issued as of December 31, 2012, and were recorded as common stock subscribed but not yet issued at December 31, 2012.

On March 20, 2013 we issued an aggregate of $2.4 million face amount of Senior Secured Convertible Notes (the “Notes”). The Notes are divided into Series A, Series B and Series C with the Series A and B Notes aggregating to $1.95 million and the Series C Notes aggregating to $450,000. All of the Notes carry a 14% annual interest rate and are payable on March 13, 2016.

On July 15, 2013 we entered into Amendment and Exchange Agreements with each of the existing holders of our Series A, B and C Senior Secured Convertible Notes and related warrants to purchase our common stock, which securities were originally issued pursuant to that certain Securities Purchase Agreement dated as of March 14, 2013 (“Securities Purchase Agreement”), by and among us and such holders.

Each Exchange Agreement provides for, among other things, that:

(i)	Various restrictive provisions of the Securities Purchase Agreement and the Class C Senior Secured Convertible Notes were either eliminated by amendment or waived;
(ii)	the related warrants, initially exercisable into an aggregate of 4,535,714 shares of Common Stock at an initial exercise price of $0.50, were exchanged for new warrants, initially exercisable into an aggregate of 4,535,714 shares of Common Stock at an initial exercise price of $1.00; and
(iii)	the Series A and B Senior Secured Convertible Notes, with an aggregate original principal amount of $1,950,000, were exchanged for an aggregate of 7 million shares of our common stock and the payment by the Company to such holders of an aggregate of approximately $1,951,400 (the remaining cash amount held in a control account pursuant to the terms and conditions of the Series A and B Senior Secured Convertible Notes)

We issued a promissory note in the amount of $50,000 on September 30, 2013. The promissory note carries a 6% annual interest rate and is payable upon the earlier of (a) 24 months from the date of the promissory note or (b) the Company reaching a settlement(s) on a patent infringement claim(s) and receiving an aggregate of at least $2 million net proceeds from such settlement(s) and on October 6th through October 27, 2013 we issued four Promissory Notes totaling $175,000. One of the Promissory Notes in the amount $50,000 was in lieu of payment of cash for an outstanding balance due to a consultant of the Company.

The promissory notes carry a 6% annual interest rate and is payable upon the earlier of (a) 24 months from the date of the promissory notes or (b) the Company reaching a settlement(s) on a patent infringement claim(s) and receiving an aggregate of at least $2 million net proceeds from such settlement(s).

The holders of the promissory notes shall receive repayment in the full face amount of the notes from the initial $500,000 the Company actually receives from the net proceeds of its patent infringement claim(s) or from the net proceeds of a public offering. In addition, the holders shall receive a preferred return (i) in an amount equal to up to 200% of the initial face amount of the notes out of available cash by sharing with all other investors in this series of notes in the allocation of 50% of the available cash received by the Company from $2M - $4M and (ii) in an amount equal to up to 100% of the initial face amount of the notes out of available cash by sharing with all other investors in this series of notes in the allocation of 25% of the available cash received by the Company from $4M - $6M. In other words, if the Company collects $6M in the net proceeds of available cash, the holder will receive a return equal to 400% of its investment.

Item 16.    Exhibits and Financial Statement Schedules

1.1	Placement Agent Agreement.*
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Form 10-12G filed on November 25, 2011).
3.2	Bylaws (incorporated by reference to Exhibit 3.1 to the Company's Form 10-12G filed on November 25, 2011).
4.1	2007 Stock Option Plan (incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K filed on July 19, 2004).
4.2	Form of Placement Agent's Warrant Agreement.*

4.3	Form of Warrant (incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K, filed on March 15, 2013)
4.4	Form of Series C Note dated March 20, 2013(incorporated by reference to Exhibit 10.7 to the Company's Current Report on Form 8-K, filed on March 15, 2013)
10.2	Employment Agreement with Thom Kidrin (incorporated by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-K, filed on April 15, 2013)
10.3	License Agreement between Registrant and Worlds Online Inc.
10.4

Securities Purchase Agreement dated as of March 14, 2013between the registrant and the Buyers listed thereon (incorporated by reference from Exhibit 10.1 to the Company's Current Report on Form 8-K, filed on March 15, 2013).

10.5

Form of Registration Rights Agreements between the registrant and the Buyers listed thereon (incorporated by reference from Exhibit 10.3 to the Company's Current Report on Form 8-K, filed on March 15, 2013).

10.6	Form of Security and Pledge Agreement between the registrant the Collateral Agent (incorporated by reference from Exhibit 10.2 to the Company's Current Report on Form 8-K, filed on March 15, 2013)
10.7	Form of Amendment and Exchange Agreement (incorporated by reference from Exhibit 10.1 to the Company's Current Report on Form 8-K, filed on July 17, 2013)
14.1	Code of Ethics (incorporated by reference from the Company's Annual Report on Form 10-KSB, filed on April 3, 2008)
5.1	Opinion of Feder Kaszovitz LLP.*

23.1	Consent of Independent Registered Public Accounting Firm**
23.2	Consent of Feder Kaszovitz LLP (included in Exhibit 5.1)*

* To be filed by amendment.

** Filed herewith.

Item 17.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (5)   (ii) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (6)   For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

        (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

        (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

        (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

        (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (h)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (i)    The undersigned Registrant hereby undertakes that it will:

        (1)   for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

        (2)   for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(56)

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 5 to registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Brookline, Massachusetts, on January 31, 2014.

WORLDS INC.

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thom Kidrin Thom Kidrin	Chief Executive Officer and Director (Principal Executive Officer)	January 31, 2014
/s/ Christopher Ryan Christopher Ryan	Chief Financial Officer (Principal Financial and Accounting Officer)	January 31, 2014
/s/ Bernard Stolar Bernard Stolar	Director	January 31, 2014
/s/ Robert Fireman Robert Fireman	Director	January 31, 2014
/s/ Edward J. Gildea Edward J. Gildea	Director	January 31, 2014

(57)

EXHIBIT INDEX

1.1	Placement Agent Agreement.*
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Form 10-12G filed on November 25, 2011).
3.2	Bylaws (incorporated by reference to Exhibit 3.1 to the Company's Form 10-12G filed on November 25, 2011).
4.1	2007 Stock Option Plan (incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K filed on July 19, 2004).
4.2	Form of Placement Agent's Warrant Agreement.*

4.3	Form of Warrant (incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K, filed on March 15, 2013)
4.4	Form of Series C Note dated March 20, 2013(incorporated by reference to Exhibit 10.7 to the Company's Current Report on Form 8-K, filed on March 15, 2013)
10.2	Employment Agreement with Thom Kidrin (incorporated by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-K, filed on April 15, 2013)
10.3	License Agreement between Registrant and Worlds Online Inc.
10.4

Securities Purchase Agreement dated as of March 14, 2013 between the registrant and the Buyers listed thereon (incorporated by reference from Exhibit 10.1 to the Company's Current Report on Form 8-K, filed on March 15, 2013).

10.5

Form of Registration Rights Agreements between the registrant and the Buyers listed thereon (incorporated by reference from Exhibit 10.3 to the Company's Current Report on Form 8-K, filed on March 15, 2013).

10.6	Form of Security and Pledge Agreement between the registrant the Collateral Agent (incorporated by reference from Exhibit 10.2 to the Company's Current Report on Form 8-K, filed on March 15, 2013)
10.7	Form of Amendment and Exchange Agreement (incorporated by reference from Exhibit 10.1 to the Company's Current Report on Form 8-K, filed on July 17, 2013)
14.1	Code of Ethics (incorporated by reference from the Company's Annual Report on Form 10-KSB, filed on April 3, 2008)
5.1	Opinion of Feder Kaszovitz LLP.*

23.1	Consent of Independent Registered Public Accounting Firm**
23.2	Consent of Feder Kaszovitz LLP (included in Exhibit 5.1)*

* To be filed by amendment.

** Filed herewith.